UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pendrell Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 13, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Pendrell Corporation, a Washington corporation (the “Company” or “Pendrell”). The meeting will be held on Friday, June 13, 2014, at 10:00 a.m. local time at The Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033. At the meeting, shareholders will be asked to:

1.	elect eight directors;

2.	participate in an advisory vote to approve executive officer compensation; and

3.	conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement that accompanies this notice (this “Notice”).

The record date for the Annual Meeting is April 17, 2014. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Timothy M. Dozois

Acting Corporate Secretary

Kirkland, Washington

MAY 13, 2014

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 13, 2014. You may access an electronic, searchable copy of the proxy statement and the Annual Report to Shareholders for the year ended December 31, 2013 at: www.RRDEZProxy.com/2014/Pendrell.

PENDRELL CORPORATION

2300 Carillon Point

Kirkland, Washington 98033

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

JUNE 13, 2014

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING & VOTING

This proxy statement contains information about the 2014 Annual Meeting of Shareholders of Pendrell Corporation (the “Annual Meeting”) to be held at The Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033 on Friday, June 13, 2014, commencing at 10:00 a.m. local time.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Pendrell Corporation (which is also referred to as Pendrell, the Company, we, us or our in this proxy statement), for use at the Annual Meeting and any adjournment of that meeting.

These proxy solicitation materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are being mailed to all shareholders entitled to vote at the Annual Meeting on or about May 13, 2014.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 17, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 212,422,686 shares of Class A common stock outstanding and entitled to vote (one vote per share) and 53,660,000 shares of Class B common stock outstanding and entitled to vote (ten votes per share).

Shareholders of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization (your “Broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your Broker. As a beneficial owner, you have the right to direct your Broker regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your Broker.

What am I voting on?

There are two proposals scheduled for a vote:

•	A proposal to elect eight directors; and

•	A proposal to approve named executive officer compensation on an advisory basis.

How do I vote?

Shareholders of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote (i) in person at the Annual Meeting, (ii) by proxy using the enclosed proxy card, (iii) by proxy over the telephone, or (iv) by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting to revoke your proxy and vote in person even if you previously voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on June 12, 2014, the day prior to the Annual Meeting, to be counted.

•

To vote on the Internet, go to www.investorvote.com/PCO to complete an electronic proxy card. You will be asked to provide the company number and control number from your enclosed proxy card. Your vote must be received by 11:59 PM Eastern Time on June 12, 2014, the day prior to the Annual Meeting, to be counted.

Beneficial Owners: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your Broker, you received these proxy materials from your Broker rather than from Pendrell. To vote by proxy, you must complete and return to your Broker the voting instruction form, as directed by your Broker, to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your Broker. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker. You may contact your Broker to request a proxy form.

How many votes do I have?

On each proposal to be voted upon, you will have one vote for each share of Class A common stock you own as of the Record Date and ten votes for each share of Class B common stock you own as of the Record Date.

What are “Broker non-votes”?

A broker non-vote generally occurs when a broker, who holds shares for the account of a customer with beneficial ownership of the shares, has not received voting instructions from such customer. If your shares are held by your Broker as your nominee (that is, in “street name”) and you do not provide instructions to your Broker, your Broker cannot vote your shares with respect to the proposal to elect directors and the proposal to approve named executive compensation on an advisory basis, both of which are “non-discretionary” items.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail, but will not be paid any additional compensation for soliciting proxies. We also reimburse Brokers for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please sign and return all proxy cards or voting instruction forms you receive to ensure that all of the shares you hold are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2300 Carillon Point, Kirkland, Washington 98033.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Broker, you must follow the instructions provided by your Broker in order to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes as follows: (i) “For” and “Withhold” with respect to the election of directors; and (ii) “For,” “Against,” and “Abstain” with respect to the advisory (non-binding) resolution on executive compensation. Abstentions, withholds and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect in the outcome of any proposal.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, and “For” the advisory (non-binding) resolution on executive compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How many votes are needed to approve each proposal?

Assuming that a quorum is present at the meeting, the following votes are required under our governing documents and Washington state law to approve each proposal:

Proposal	Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required
Proposal 1 — Election of directors	Plurality, or the largest number, of the votes cast	Withheld votes and broker non-votes will have no effect on the election of directors; only votes cast “for” a director will affect the outcome of the vote for the election of directors.

Proposal 2 — Advisory vote to approve named executive officer compensation*	Approval of the majority of votes cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

*	This vote is advisory and not binding on us, our Board of Directors or its Compensation Committee. However, the Board and the Compensation Committee have historically reviewed the voting results and taken them into consideration when making future decisions regarding the compensation of our named executive officers (who are identified in the “Summary Compensation Table” below).

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding shares representing a majority of the combined voting power of the outstanding Class A common stock and Class B common stock are present at the meeting in person or represented by proxy. On the Record Date, there were 212,422,686 shares of Class A common stock outstanding and 53,660,000 shares of Class B common stock outstanding, representing an aggregate of 749,022,686 potential votes, thereby requiring holders of shares representing 374,511,344 votes to be present in person or by proxy to have a quorum. Abstentions and broker non-votes are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

If there is no quorum, the Chairman of the meeting may adjourn the meeting to another date or time.

Shareholder Proposals for 2015 Annual Meeting

In order for an eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with Pendrell’s 2015 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by us not less than one hundred twenty (120) days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2015 annual meeting of shareholders has been changed by more than 30 days from the date of the 2014 Annual Meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. Similarly, our Bylaws require that a shareholder who intends to present a proposal at our annual meeting in 2015, other than pursuant to Rule 14a-8, must provide us notice of such intention no later than March 15, 2015, and such proposal must be a proper matter for shareholder action under Washington corporate law. To be eligible to submit a proposal for inclusion in our proxy statement under either SEC Rule 14a-8 or pursuant to our Bylaws, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

You may obtain a copy of our Bylaws by mailing a written request to the Corporate Secretary of Pendrell Corporation at 2300 Carillon Point, Kirkland, Washington 98033 or by visiting the Company’s website at www.pendrell.com.

Proposals may be mailed to us, to the attention of the Corporate Secretary, Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, regarding our business may send such communication in writing to the attention of our Corporate Secretary at the address of our principal executive office, with a request to forward the communication to the intended recipient or recipients. In general, our Corporate Secretary forwards all such communications to the Chair of the Nominating and Governance Committee, who in turn determines whether the communication should be forwarded to the other members of the Board and, if so, forwards them accordingly. For communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-management directors as a group, the Corporate Secretary forwards those communications directly to those individuals. Shareholder communications must include confirmation that the sender is a Pendrell shareholder. Shareholder communications may be reviewed by our General Counsel, Corporate Secretary, Chief Financial Officer or other officer or employee in order to create an appropriate record of the communication and to ensure director privacy. Communications sent by shareholders to our Board of Directors are not confidential and we may use them for any purpose.

Communications that do not directly relate to the directors’ duties and responsibilities as directors of Pendrell will generally be excluded from distribution. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys, individual product inquiries or complaints, and communications that have no rational relevance to our business or operations. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded to our directors.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., Brokers) to satisfy the delivery requirements for the annual report to shareholders and proxy statement with respect to two or more shareholders sharing the same address by delivering a single annual report to shareholders and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of Brokers with account holders who are Pendrell’s shareholders will be “householding” our proxy materials. A single annual report to shareholders and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your Broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report to shareholders and proxy statement, please notify your Broker. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Direct your written request to Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033, Attn: Corporate Secretary. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their Brokers.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the meeting, or any postponement or adjournment of the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of April 17, 2014, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of either our Class A common stock or Class B common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 212,422,686 shares of Class A common stock and 53,660,000 shares of Class B common stock outstanding at April 17, 2014.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock that a person has the right to acquire within 60 days of April 17, 2014. See footnote 3 for a description of these rights. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner (2)	Number of Shares Beneficially Owned(3)	Percent of Class	Number of Shares Beneficially Owned	Percent of Class	% Total Voting Power(4)
5% Shareholders
Eagle River Satellite Holdings, LLC and affiliates(5)	43,968,412	20.7%	44,360,000	82.7%	65.1%
Ariel Investments, LLC(6)	13,014,370	6.1%	—	—	1.7%
James D. Dondero, Highland Capital Management, L.P., and affiliates (7)	52,679,332	24.8%	—	—	7.0%
Indaba Capital Management, L.P.(8)	12,426,987	5.9%	—	—	1.7%
Mente, L.L.C.(9)	1,912,080	*	9,300,000	17.3%	12.7%

Named Executive Officers
Benjamin G. Wolff	6,531,710	3.0%	—	—	*
David H. Rinn	186,633	*	—	—	*
Thomas J. Neary	34,970	*	—	—	*
R. Gerard Salemme	2,592,927	1.2%	—	—	*
Joseph K. Siino	2,544,548	1.2%	—	—	*
Robert S. Jaffe	390,518	*	—	—	*

Directors (other than Mr. Wolff and Mr. Salemme indicated above)
Richard P. Emerson	320,529	*	—	—	*
Richard P. Fox	381,600	*	—	—	*
Nicolas Kauser	306,763	*	—	—	*
Craig O. McCaw(10)	44,609,305	21.0%	44,360,000	82.7%	65.1%
Lee E. Mikles	0	*	—	—	*
Stuart M. Sloan	316,761	*	—	—	*
H. Brian Thompson	494,354	*	—	—	*
All current directors and executive officers as a group (10 persons)	55,740,582	25.4%	44,360,000	82.7%	66.0%

*	Less than one percent of the outstanding Class A or Class B common stock, respectively.
(1)

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named have sole voting and investment power with respect to all shares of common stock that they beneficially own. Holders of restricted shares have sole voting power, irrespective of whether the restricted shares have vested. See the “Outstanding Equity Awards at 2013 Fiscal Year-End” table for information on outstanding restricted stock awards that remain subject to vesting and forfeiture restrictions.

(2)	Unless otherwise indicated, the address of each beneficial owner indicated is c/o Pendrell Corporation, 2300 Carillon Point, Kirkland, Washington 98033.
(3)	The number of shares of Class A common stock beneficially owned by our named executive officers and directors includes shares issuable upon the exercise of outstanding options held by such individuals that are exercisable within 60 days of April 17, 2014, as set forth in the table below.

Name	Options Exercisable
Mr. Wolff	3,961,875
Mr. Rinn	150,000
Mr. Neary	0
Mr. Salemme	1,596,250
Mr. Siino	1,145,827
Mr. Jaffe	135,937
Mr. Emerson	232,500
Mr. Fox	288,750
Mr. Kauser	272,500
Mr. McCaw	292,500
Mr. Mikles	0
Mr. Sloan	213,750
Mr. Thompson	432,500
All current directors and executive officers as a group (10 persons)	7,440,625

(4)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our shareholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(5)	Includes 20,696,037 shares of Class A common stock beneficially owned by Eagle River Satellite Holdings, LLC (“ERSH”); 2,339,724 shares of Class A common stock held by Eagle River, Inc.; 17,932,651 shares of Class A common stock held by Eagle River Partners, LLC (“ERP”); 3,000,000 shares of Class A common stock held by Eagle River Investments, LLC (“ERI”); and 44,360,000 shares of Class B common stock held by ERSH. Mr. McCaw is the sole manager and beneficial member of ERI, which is the sole member of ERSH. Mr. McCaw is the sole shareholder of Eagle River, Inc. and the beneficial member of ERP. Mr. McCaw disclaims beneficial ownership of the securities owned by ERSH, ERI and ERP, except to the extent of any pecuniary interest.
(6)	Based on a Schedule 13G filed with the SEC on February 14, 2014 by Ariel Investments, LLC (“Ariel”). Ariel reported that as of December 31, 2013, it beneficially owned an aggregate of 13,014,370 shares of Class A common stock and that its address is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.
(7)

Based on information provided by Highland Capital Management, L.P. (“Highland Capital”). Includes shares of Class A common stock beneficially owned and/or held by or for the account of James D. Dondero (including through family trusts), Highland Capital, and Strand Advisors, Inc. Highland Capital serves as an investment adviser to, and manages investment and trading accounts of, other persons and may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons. Strand Advisors is the general partner of Highland Capital and may be deemed to beneficially own securities owned by Highland Capital. Mr. Dondero is the President and a director of Strand Advisors and may be deemed to beneficially own securities owned by Strand Advisors. Mr. Dondero, Highland Capital and Strand Advisors disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Mr. Dondero and Highland Capital is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

(8)	Based on a Schedule 13G/A jointly filed with the SEC on February 14, 2014 by Indaba Capital Management, L.P. (“ICM”), Indaba Capital Fund, L.P. (the “Fund”), Indaba Partners, LLC (“IP”), IC GP, LLC (“IC GP”) and Derek C. Schrier (“Schrier”) (collectively, “Indaba”). Indaba reported that (a) as of December 31, 2013, it beneficially owned an aggregate of 12,426,987 shares of Class A common stock, (b) the address of ICM, IP, IC GP and Schrier is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129, and (c) the registered office address of the Fund is c/o Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
(9)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011, wherein Mente, L.L.C. reported all common stock held may be deemed to be beneficially owned by William H. Gates, III as the sole member of Mente, L.L.C. The address of Mente, L.L.C. is 2365 Carillon Point, Kirkland, Washington 98033.
(10)	Includes (i) 348,393 shares of Class A common stock held directly by Mr. McCaw and (ii) 43,968,412 shares of Class A common stock and 44,360,000 shares of Class B common stock beneficially owned by ERSH and its affiliates. See footnote 5 above. Mr. McCaw is the sole manager and beneficial member of ERI, which is the sole member of ERSH. Mr. McCaw is the sole shareholder of Eagle River, Inc. and the beneficial member of ERP. Mr. McCaw disclaims beneficial ownership of the securities owned by ERSH, ERI and ERP, except to the extent of any pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and ten percent shareholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent shareholders complied with the applicable filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Pendrell’s Bylaws provide for a Board of Directors that consists of not less than one and no more than 17 members. The authorized number of directors is currently set at nine, and nine directors currently serve on the Board. After the Annual Meeting, if the nominees described below are elected as directors, the Board of Directors will consist of eight directors and the size of the Board will be reduced to eight effective immediately following the Annual Meeting.

Our Board proposes the election of eight directors of the Company, each to serve until the next annual meeting of shareholders or until his earlier retirement, resignation, removal or until his successor is duly elected and qualified. All nominees have been recommended by our Nominating and Governance Committee for nomination by our Board of Directors as candidates for election as directors at the Annual Meeting, and all are currently serving as directors of the Company. Director Richard P. Fox is not standing for re-election to the Board at the Annual Meeting. All nominees were elected by the shareholders at the 2013 annual meeting of shareholders other than Mr. Mikles, who was first appointed to Board effective April 10, 2014.

Each person nominated for election as a director has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable to serve. However, if any nominee is unable or declines to serve as director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees

The name and certain background information regarding each of the nominees for director, as of the Record Date, are set forth below. There are no family relationships among directors or executive officers of Pendrell. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he is qualified to serve as a director of the Company, each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Pendrell and our Board of Directors as demonstrated by his past service.

Name	Age	Position Held with the Company
Richard P. Emerson	52	Director
Nicolas Kauser	74	Director
Craig O. McCaw	64	Chairman of the Board of Directors
Lee E. Mikles	58	Director
R. Gerard Salemme	60	Chief Strategy Officer and Executive Vice President; Director
Stuart M. Sloan	70	Director
H. Brian Thompson	74	Director
Benjamin G. Wolff	45	President, Chief Executive Officer and Director

Richard P. Emerson

Became Director: October 2010

Mr. Emerson has spent his entire career in investment banking and corporate finance. Since 2008, Mr. Emerson has been a private investor and advises on acquisitions and other financial matters. Mr. Emerson attended Stanford University Law School from which he earned a juris doctor degree in 2013. From 2004 through 2008, he was Senior Managing Director of Evercore Partners Inc., a public investment banking advisory firm. From 2000 through 2003, Mr. Emerson served as Senior Vice President for Microsoft Corporation, a leading provider of software and technology solutions, reporting directly to the Chief Executive Officer and serving on the executive leadership team, with responsibility for all acquisitions, investments and corporate strategy. Mr. Emerson joined Microsoft from investment bank Lazard Ltd., where as a Senior Managing Director, he advised telecom and technology clients on significant mergers, acquisitions and related financial transactions from 1994 to 2000. Prior to Lazard, Mr. Emerson held senior roles with The Blackstone Group and Morgan Stanley & Co., both of which are financial services companies. Mr. Emerson previously served on the Board of Directors of Clearwire Corporation, a leading provider of wireless broadband services (“Clearwire”), from 2003 through 2008, where he also served on the Audit Committee.

Qualifications and Skills: With a career dedicated to corporate finance and mergers and acquisitions, Mr. Emerson is well suited to assist the Company with future financing and investment opportunities. In addition, in his role as a former member of the Audit Committee for Clearwire and the Board of Trustees of California Academy of Science, he provides oversight and review of financial policy and reporting of the type required of the Company’s Audit Committee. As such, the Board of Directors has appointed Mr. Emerson to serve as a member of its Audit Committee.

Nicolas Kauser

Became Director: December 2008 (also served from May 2000 through May 2004)

Mr. Kauser has spent over 40 years in the communications industry, including as President of Clearwire International LLC, Chief Technology Officer of Clearwire, Executive Vice President and Chief Technology Officer for AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.) and Senior Vice President of Operations and Vice President of Engineering of Cantel, Inc. He also spent 20 years in Venezuela where he first worked for the National Telephone Co. and subsequently co-founded two companies in the communications industry. Mr. Kauser has served on the Board of Directors of TriQuint Semiconductor, Inc., a provider of radio frequency solutions and technology, since 1999, where he also chairs the Nominating and Governance Committee and serves on the Audit Committee. In 1998, Mr. Kauser received the prestigious Gold Prize awarded by The Carnegie Mellon Institute and American Management Systems for excellence in the application of information technology. In recognition of his contributions to the communications industry, Mr. Kauser was inducted to the Wireless Hall of Fame in October 2011.

Qualifications and Skills: Mr. Kauser was a director with Pendrell from 2000 to 2004 and is familiar with our operations and history. He has been involved in the technology industry for many years and has particular experience with communications companies. In addition, Mr. Kauser’s experience as a senior officer at Clearwire and AT&T provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the Boards of Directors of a number of companies, including TriQuint Semiconductor, Inc. and various private companies. The Board of Directors has appointed Mr. Kauser to serve as Chair of the Nominating and Governance Committee.

Craig O. McCaw
Became Director:	May 2000; Chairman of the Board since June 2011 (also served as Chairman from 2000 until 2009)

Since 1993, Mr. McCaw has been Chairman, Chief Executive Officer, and the beneficial member of the Eagle River group of investment companies which focus on strategic investments in the telecommunications industry. Mr. McCaw served as a director and Chairman of DBSD North America, Inc., a satellite communications company, from 2005 to 2008. Mr. McCaw founded Clearwire in 2003 and served as its Chairman of the Board of Directors from 2003 to December 2010. Mr. McCaw was a director of Nextel Communications, Inc., a wireless service provider that was acquired by Sprint Corporation in 2005, from 1995 until 2003, and a director of XO Communications, Inc., a communications network services provider formerly known as NEXTLINK Communications, Inc. (“XO”), from 1997 until 2002. From 1994 to 1997, he was also XO’s Chief Executive Officer. From 1974 to 1994, Mr. McCaw served as Chairman and Chief Executive Officer of McCaw Cellular Communications, Inc., which he built into the nation’s leading provider of cellular services in more than 100 U.S. cities, until the company was sold to AT&T in 1994.

Qualifications and Skills: Mr. McCaw brings to our Board of Directors demonstrated leadership skills and operating experience, including those acquired during more than 30 years of serving as a senior executive and director of Clearwire, XO, Nextel and McCaw Cellular Communications. As a former director of public and private companies in the telecommunications industry, Mr. McCaw also brings to the Company broad-based business experience and financial acumen.

Lee E. Mikles

Became Director: April 2014

Mr. Mikles has served as president and director of FutureFuel Corp., a manufacturer of custom and performance chemicals and biofuels, since 2005, and served as its Chief Executive Officer from 2005 to January 2013. Mr. Mikles also served as the principal financial officer of FutureFuel Corp. from 2005 to January 2008. Mr. Mikles currently serves on the board of directors of Boss Holdings, Inc., a marketer and distributor of gloves, protective wear and pet supplies. He served as chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005 and was chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Mr. Mikles has served on the boards of directors of Pacific Capital Bankcorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp.

Qualifications and Skills: Mr. Mikles brings to our Board of Directors extensive business, finance and investment experience. In addition, his experience as a senior executive and director of private and public companies, his active involvement in strategic planning and his significant financial and investment experience make him well suited to assist the Company in the oversight of our future strategic business and investment opportunities. The Board of Directors has appointed Mr. Mikles to serve as a member of its Audit Committee.

R. Gerard Salemme

Became Director: June 2010 (also served from May 2002 through December 2008)

Mr. Salemme has served as our Chief Strategy Officer and Executive Vice President since March 2011. Mr. Salemme has 30 years of experience in business and government, having served as a senior leader for strategy and business development for public corporations and private investment firms. Mr. Salemme has served on the Board of Directors of EarthLink, Inc., a leading IT services and communications provider, since October 2013. As an executive with Craig McCaw from 1997 until July 2011 in Eagle River, a private investment firm, Mr. Salemme was a founding shareholder of Clearwire and a senior executive at XO. At Clearwire, Mr. Salemme was an Executive Vice President responsible for transactions valued at over $10 billion that resulted in Clearwire becoming the largest holder of spectrum in the United States and a leader in the wireless broadband industry. Prior to his work with Clearwire, Mr. Salemme served as an executive at AT&T and McCaw Cellular Communications. He also held the position of Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance (1987-1991) and served as Chief of Staff to Congressman Ed Markey of Massachusetts (1976-1984). From 1982-1984, he taught Economics at the University of Massachusetts, Salem and held key management positions in national political campaigns.

Qualifications and Skills: Mr. Salemme brings to our Board of Directors significant experience in business and government, including experience gained as a senior executive officer with Clearwire, XO and AT&T, which provides him with the management experience to assist in the oversight of our operations and strategic objectives. He is familiar with our operations and history, having served on our Board of Directors from 2002 to 2008. He has also served on the Boards of Directors of a number of private companies.

Stuart M. Sloan

Became Director: October 2010

Since 1984, Mr. Sloan has been a principal of Sloan Capital Companies LLC, a private investment company that serves as general partner in the redevelopment of University Village, a nationally recognized regional center for upscale shopping in Seattle, Washington. From 1986 through 1999, Mr. Sloan was an owner and executive officer of Quality Food Centers, Inc., a grocery retailer (“QFC”), which was acquired by The Fred Meyer Co. in 1997. Prior to QFC, from 1967 until 1984, Mr. Sloan owned in part and operated Schuck’s Auto Supply, Inc., a retail provider of automotive maintenance and repair products that was sold to Pay ‘n Save Corp in 1984. Mr. Sloan currently serves as a director of Anixter International, Inc., a global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small parts. From 2003 until March 2011, Mr. Sloan served as a director of J. Crew Group, Inc., an apparel retailer. He is active, both personally and through his private foundation, in numerous civic, cultural, educational and other philanthropic activities.

Qualifications and Skills: Mr. Sloan’s extensive management experience, along with his service on numerous Boards of Directors, provides him with the experience to assist in the oversight of our operations and strategic objectives. For this reason, the Board of Directors has appointed Mr. Sloan to serve as a member of the Nominating and Governance Committee. His direct involvement, over the span of decades, with management, personnel management and employee incentives makes him particularly well suited to assist with compensation issues and other human resource matters. As such, the Board of Directors has appointed Mr. Sloan to serve as a member of the Compensation Committee.

H. Brian Thompson

Became Director: May 2007

Since 2006, Mr. Thompson has been Executive Chairman of Global Telecom & Technology, a cloud networking service provider offering Tier 1 IP and Ethernet network solutions to multinational enterprises. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International, which became one of the largest independent telecommunications operators serving all of Latin America. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. a telecommunications company, from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the Board of Directors for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation, a telecommunications company, from 1981 to 1990, and prior to MCI was a management consultant with McKinsey & Company, a global management consulting firm, where he specialized in the management of telecommunications. He currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., a provider of solutions for the semiconductor industry, Penske Automotive Group, an international automotive retailer, and Sonus Networks, Inc., a provider of IP network solutions. He serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board, and from January-March 1999, he served as Non-Executive Chairman of Telecom Eireann, Ireland’s incumbent telephone company. Mr. Thompson received his M.B.A. from Harvard’s Graduate School of Business and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Qualifications and Skills: Mr. Thompson brings to our Board of Directors significant experience in the telecommunications industry, including experience as an Executive Chairman at Global Telecom & Technology and Chairman at Comsat International. His executive officer experience at LCI International and MCI Communications Corporation provides him with the management experience to assist in the oversight of our operations and strategic objectives. He has served on the Board of Directors of a number of companies, including Axcelis Technologies, Inc. and Sonus Networks, Inc. The Board of Directors has appointed Mr. Thompson to serve as chair of the Compensation Committee and as a member of its Audit Committee.

Benjamin G. Wolff
Became Director:	December 2009 (also served as Chairman from December 2009 to June 2011 and as a director from 2005 to 2008)

Mr. Wolff has served as our President and Chief Executive Officer since January 2010. Mr. Wolff was a co-founder of Clearwire, where he served in a variety of capacities, including as a member of the Board of Directors, Executive Vice President, President, Co- Chief Executive Officer, Chief Executive Officer and finally Co-Chairman, a position he held until March 2009. Mr. Wolff again served on the Clearwire Board of Directors as the designated representative of Eagle River from January 2011 until October 2011. Mr. Wolff served as the President of Eagle River from 2004 until July 2011, a position from which he resigned in connection with his full-time engagement with the Company. He continues to serve on the Boards of Directors of some privately held companies affiliated with Eagle River. From 1994 to 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP, a national law firm, where he became a partner in 1998. Mr. Wolff’s practice focused on mergers and acquisitions, corporate finance, intellectual property licensing, and strategic alliance transactions. He also co-chaired the firm’s Business Transactions department and served on the firm’s Executive Committee. Mr. Wolff holds a J.D., magna cum laude, from Lewis & Clark, Northwestern School of Law and a B.S., cum laude, in Agribusiness Management from California Polytechnic State University, San Luis Obispo.

Qualifications and Skills: Mr. Wolff brings to our Board of Directors extensive senior management, finance, legal and industry experience, in addition to having served on our Board of Directors from 2005 to 2008 and since December 2009. In particular, having served as our President, Chief Executive Officer and Chairman, and previously as Co-Chairman and Chief Executive Officer of Clearwire, Mr. Wolff possesses the operational, financial, strategic and governance experience needed to make significant contributions to our Board of Directors.

The Board of Directors recommends a vote “FOR” each director nominee.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

Our Board of Directors Compensation Policy (the “Policy”) provides for (i) an annual retainer, paid quarterly, to the Chairman of our Board of Directors and each of our independent directors, and (ii) an additional retainer for committee service, paid quarterly, to each of our independent directors serving on a committee (other than the Chairman of the Board), as follows:

Board of Directors and Committee Service	Annual Retainer
Chairman of the Board of Directors	$250,000
Independent Director	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$15,000
Audit Committee Member (non-Chair)	$8,000
Compensation Committee Member (non-Chair)	$8,000
Nominating and Governance Committee Member (non-Chair)	$8,000

The annual retainer earned by our Chairman of the Board and each of our independent directors is paid in four equal quarterly installments on or about the first day of July, October, January and April to those directors who served on our Board of Directors through the end of the applicable period. Non-employee directors are also reimbursed for reasonable travel and accommodation expenses incurred in connection with Company business.

The Policy also provides for the grant of stock options to our independent directors. At the time of their election to the Board of Directors, all independent directors receive an initial option to purchase 75,000 shares of Class A common stock that vests in four equal annual installments. In addition, all independent directors receive an annual option to purchase 60,000 shares of Class A common stock on October 1 of each year that fully vests on the one-year anniversary of the grant date. All options granted to the independent directors have an exercise price equal to the fair market value of our Class A common stock on the grant date and have a term of ten years.

To further align the interests of our directors with the interests of our shareholders, our non-employee directors may elect to receive all or part of their director fees in the form of Class A common stock. The number of shares issued is equal to the amount of the fee to be paid in stock divided by the fair market value of a share of Class A common stock (the closing price of our stock as reported on NASDAQ) on the final business day of the quarter for which payment is earned. Only whole numbers of shares of Class A common stock are issued; fractional shares are paid in cash.

2013 Director Compensation

The table below sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our Board of Directors in 2013. Messrs. Wolff and Salemme are employees of Pendrell, and therefore they did not receive additional compensation for their services as directors of the Company in 2013. Mr. Mikles joined our Board effective April 10, 2014 and did not serve as a director in 2013. We also reimburse directors for reasonable travel and accommodation expenses incurred in connection with Company business, the values of which are not included in the table below.

Name	Fees Earned(1)	Option Awards (2)(3)	Total
Richard P. Emerson	$58,000	$61,872	$119,872
Richard P. Fox	$78,000	$61,872	$139,872
Nicolas Kauser	$65,000	$61,872	$126,872
Craig O. McCaw	$250,000	$—	$250,000
Stuart M. Sloan	$66,000	$61,872	$127,872
H. Brian Thompson	$78,000	$61,872	$139,872

(1)	Directors may elect to receive all, or a portion of, their cash compensation in the form of stock. The amounts in the “Fees Earned” column represent the amounts paid to directors in cash, unless otherwise indicated as follows:

	Fees Earned
Name	Fees Paid in Cash	Stock in Lieu of Cash (#)	Value of Stock (4)	Total
Richard P. Emerson	$—	28,976	$58,000	$58,000
Richard P. Fox	$—	38,969	$78,000	$78,000
Nicolas Kauser	$32,502	16,237	$32,498	$65,000
Craig O. McCaw	$—	124,906	$250,000	$250,000
Stuart M. Sloan	$—	32,973	$66,000	$66,000
H. Brian Thompson	$39,005	19,483	$38,995	$78,000

(2)	Amounts reported reflect the grant date fair value of each stock option granted during 2013 computed in accordance with ASC 718, excluding estimated forfeitures. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the assumptions underlying the grant date fair value. The amounts reported do not reflect the compensation actually received by the directors.
(3)	The aggregate number of outstanding stock options held by each director (representing unexercised stock options, both vested and unvested) at December 31, 2013, is as follows:

Name	Number of Shares Subject to Outstanding Option Awards
Richard P. Emerson	330,000
Richard P. Fox	405,000
Nicolas Kauser	340,000
Craig O. McCaw	300,000
Stuart M. Sloan	305,000
H. Brian Thompson	500,000

(4)	The “Value of Stock” column reflects the value of the stock issued in lieu of cash based on the closing price of our Class A common stock on the last trading day of the quarter in which the fees were earned.

CORPORATE GOVERNANCE

Controlled Company

Eagle River controls approximately 65.1% of the voting power of our outstanding common stock as of April 17, 2014. As a result, we are a “controlled company” within the meaning of the NASDAQ Stock Market (“Nasdaq”) corporate governance rules and, as such, need not comply with certain Nasdaq corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (3) the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process. We do not currently rely on any of these exemptions, but reserve the right to do so in the future. If we choose to do so, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Governance Committee (the “Nominating Committee”) will review director candidates identified by Board members and any third-party search firms engaged by the Nominating Committee as part of the director nomination process. The Nominating Committee and Pendrell’s Chief Executive Officer will interview and evaluate candidates that meet the criteria for serving as directors, and the Nominating Committee will select nominees that best suit the Board’s needs for recommendation to the full Board. Each candidate must be presented to the Nominating Committee with a reasonably detailed statement of their qualifications for serving as a director of Pendrell.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to Pendrell. Relevant qualifications for Pendrell’s directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to Pendrell’s current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to Pendrell’s management; (6) a commitment to provide long term value to Pendrell’s shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

The Nominating Committee will evaluate potential nominees by reviewing qualifications and references, conducting interviews and reviewing such other information as Nominating Committee members may deem relevant. Once the Nominating Committee has approved a candidate, the candidate will be referred to the full Board for review. The Board ultimately makes all nominations for directors to be considered and voted upon at Pendrell’s annual meetings.

While Pendrell does not have a formal policy or guidelines regarding diversity of membership of its Board of Directors, the Board recognizes the value of having a Board of Directors that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve on the Company’s Board of Directors.

For the Annual Meeting, the Nominating Committee recommended that the Board of Directors nominate the eight individuals designated as director nominees in Proposal 1 above.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to Pendrell’s Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give timely notice of the proposal to nominate such candidate(s) in writing to Pendrell’s Corporate Secretary. Consistent with SEC Rule 14a-8, the notice must be received not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. To be effective, the notice must satisfy certain requirements specified in the Company’s Bylaws, a copy of which will be sent to any shareholder upon written request to Pendrell’s Corporate Secretary. A shareholder making a nomination must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors nominated for election at the Annual Meeting are the individuals named in Proposal 1, “Election of Directors.” No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating Committee will consider Board candidates recommended by shareholders in accordance with a written policy adopted by the Nominating Committee and will evaluate such candidates in the same manner as other director candidates.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Nominating Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

Shareholders who wish to recommend a candidate for the Nominating Committee’s consideration must submit the recommendation in writing to the Nominating Committee in accordance with the procedures described above under the caption “Shareholder Communication with the Board of Directors.” The recommendation must demonstrate that it is being submitted by a current Pendrell shareholder and must include the recommending shareholder’s name, business address and contact information and all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of Pendrell stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria set forth above under the caption “Identification, Evaluation and Qualification of Director Nominees.”

The recommendation must also include the signature of each proposed Board candidate and of each shareholder submitting the recommendation, together with a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation.

Shareholders may make recommendations at any time, but recommendations for consideration of nominees for election at an annual meeting of shareholders must be received by the date described in Pendrell’s proxy statement released to shareholders in conjunction with the previous year’s annual meeting. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to acknowledge receipt of the recommendation or otherwise communicate with the shareholder submitting the recommendation.

Independence of the Board of Directors

The Board has determined that Messrs. Emerson, Fox, Kauser, Mikles, Sloan and Thompson are independent directors within the meaning of the Nasdaq listing standards. As such, a majority of our directors are currently independent, as are all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Members of the Audit Committee also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their compensation for service as a director, or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its analysis of the responses, the Board determined that all directors, except for Messrs. Wolff and Salemme due to their employment relationship with the Company, and Mr. McCaw due to his ownership of Eagle River, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

Board Leadership Structure

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by two different individuals. Mr. Wolff serves as our President and Chief Executive Officer, and Mr. McCaw serves as Chairman of the Board of Directors. The Board has determined that the separation of these positions allows Mr. Wolff to devote his time to the Company’s key strategic objectives while Mr. McCaw provides non-executive oversight of Board activities. The Board believes that this leadership structure adheres to the Company’s commitment to monitor and oversee the Company’s compliance with sound principles of corporate governance, consistent with applicable laws and best practices.

The non-executive Chairman serves as the principal representative of the Board and presides at meetings of the Board.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on the Company’s website located at www.pendrell.com, by clicking on “Investor Relations” and then “Corporate Governance.” If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in formulating risk management policies and risk oversight policies and in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Compensation Committee oversees the management of risks related to the Company’s compensation plans and arrangements. The Audit Committee oversees the management of financial risks and enterprise risks. The chairmen of these committees regularly inform the entire Board of Directors of the conclusions and results of such risk management functions. Our management team is charged with implementing risk management policies that are established by our Board of Directors and with managing our risk profile on a daily basis.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are invited to attend such meetings. We will reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended the annual meeting of shareholders held on June 14, 2013.

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting Pendrell and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. During fiscal year 2013, the Board of Directors met seven times and took action by unanimous written consent on two other occasions. The independent members of the Board of Directors regularly met in executive session without management present.

During fiscal year 2013, the Board of Directors had three principal committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees carry out certain responsibilities as identified in their respective charters, which have been adopted by the respective committees and by the Board. The charters of the current committees can be reviewed on our website at www.pendrell.com, by clicking on “Investor Relations” and then “Corporate Governance” and are also available free of charge in print to any shareholder who requests them.

During fiscal year 2013, each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which the director served.

The following table provides membership information for the Board and each of the committees.

Name	Board of Directors	Audit	Compensation	Nominating
Richard P. Emerson	X	X
Richard P. Fox(1)	X	Chair	X
Nicolas Kauser	X			Chair
Craig O. McCaw	Chair
Lee E. Mikles(2)	X	X
R. Gerard Salemme	X
Stuart M. Sloan	X		X	X
H. Brian Thompson	X	X	Chair
Benjamin G. Wolff	X
Number of Meetings in Fiscal Year 2013	7	5	4	2

(1)	Mr. Fox is not standing for election at the Annual Meeting and his current term as a director will expire at the Annual Meeting.
(2)	Mr. Mikles was appointed to serve as a director and as a member of the Audit Committee effective April 10, 2014.

Information about the principal responsibilities of these committees appears below.

Audit Committee

The Audit Committee: (i) evaluates the performance of and assesses the qualifications and independence of the independent auditor; (ii) determines and approves the engagement of the independent auditor, including the reasonable fees and other terms applicable to such engagement; (iii) determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor; (iv) reviews and approves the retention of the independent auditor to perform any proposed permissible non-audit services; (v) reviews and evaluates the qualifications, performance and independence of the lead audit partner of the independent auditor and assures the regular rotation of the lead audit partner, reviewing partner and other audit engagement team partners of the independent auditor as required by law; (vi) reviews and approves or rejects transactions between the company and any related persons; (vii) confers with management and the independent auditor regarding the effectiveness of internal controls over financial reporting; (viii) establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; (ix) meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discusses, as appropriate, any major issues as to the adequacy of the company’s internal controls and the adequacy of disclosures about changes in internal control over financial reporting; (x) annually reviews the terms of the directors and executive officers insurance coverage and approves the terms prior to the renewal of the policy; (xi) reviews and assesses the adequacy of the Company’s investment policy and recommends any proposed changes to the Board of Directors; (xii) ensures the company maintains an internal audit capability, at least annually evaluates the performance of the company’s internal audit capability, and discusses with the independent auditor and management the internal audit capabilities responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit; and (xiii) has such other authority, duties and responsibilities as the Board of Directors delegates to the Audit Committee.

During fiscal year 2013, the Audit Committee met five times.

The Board of Directors has determined that each member of the Audit Committee is independent under the independence requirements of Nasdaq and the SEC. In addition, the Board of Directors has determined that Richard P. Fox qualifies as an Audit Committee “financial expert” as defined by the SEC rules. The Board of Directors will appoint a qualified Audit Committee financial expert to replace Mr. Fox upon the expiration of his term at the Annual Meeting.

Compensation Committee

The Compensation Committee: (i) acts on behalf of the Board of Directors in fulfilling the Board of Director’s responsibilities to oversee the Company’s compensation policies, plans and programs; (ii) reviews and determines the compensation to be paid to the Company’s executive officers and directors; (iii) reviews the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation as to whether the CD&A should be included in the Company’s annual report and/or proxy statement; (iv) prepares and reviews the Compensation Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time; and (v) performs such other functions as may be deemed necessary or convenient in the efficient and lawful discharge of the foregoing. The Compensation Committee charter grants the Compensation Committee members full access to all books, records, facilities and personnel of the Company, as well as the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms.

During fiscal year 2013, the Compensation Committee met four times and took action by unanimous written consent on three other occasions.

No member of the Compensation Committee is, or was during 2013, an officer or employee of Pendrell, and none of the Company’s executive officers serves, or during 2013 served, as a member of a compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee. No member of the Compensation Committee is a former officer of the Company, nor does any executive officer of the Company serve as a director of any entity that is in any manner affiliated with a member of the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee: (i) develops qualification criteria for selecting director candidates; (ii) identifies and screens potential director candidates; (iii) consults with the Board regarding potential director candidates; (iv) after consultation with the Board Chair, recommends to the Board nominees for election or re-election at each annual shareholder meeting, or to fill Board vacancies; (v) periodically reviews and makes recommendations to the Board regarding the Company’s charter or bylaws, or the governing documents of Company subsidiaries; (vi) establishes procedures for, and periodically conducts performance evaluations of Board members and members of Board committees; (vii) identifies, monitors and evaluates emerging corporate governance issues and trends and makes related recommendations to the Board as appropriate; (viii) monitors compliance with the Company’s Code of Conduct and Ethics; (ix) periodically reviews and assesses the adequacy of the committee’s charter; and (x) performs such other duties and fulfills such other responsibilities as the Board delegates to the Nominating and Governance Committee from time to time.

During fiscal year 2013, the Nominating and Governance Committee met two times and took action by unanimous written consent on one other occasion.

All members of the Nominating and Governance Committee are independent under the independence requirements of Nasdaq and the SEC.

PROPOSAL 2

APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to periodically conduct a non-binding advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers. At our 2011 annual meeting of shareholders, our shareholders voted on the frequency of future advisory “say on pay” votes and agreed with our recommendation that such “say on pay” votes be conducted annually. At the Annual Meeting, an advisory (non-binding) shareholder resolution to approve the compensation of our named executive officers as disclosed in this proxy statement will be presented to our shareholders for consideration as follows:

RESOLVED, that the shareholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board of Directors or Compensation Committee or create or imply any additional fiduciary duty. It will also not affect any compensation paid or awarded to any executive officer. The Board of Directors and the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Board of Directors and Compensation Committee believe that the compensation of our named executive officers, as disclosed in this proxy statement, is reasonable and appropriate, is justified by our performance and is the result of a carefully considered approach.

The Board of Directors recommends that you vote “FOR” the approval of the advisory (non-binding) resolution on executive compensation.

EXECUTIVE OFFICERS

The following is a list of the names and ages of our current executive officers, indicating all positions and offices held by each such person and each such person’s business experience during at least the past five years. All such persons have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position Held with the Company
Benjamin G. Wolff	45	Director; President and Chief Executive Officer
David H. Rinn	50	Vice President and Chief Financial Officer
R. Gerard Salemme	60	Director; Executive Vice President and Chief Strategy Officer

Set forth below is certain additional information concerning Mr. Rinn. Information concerning Messrs. Wolff and Salemme has been provided above in Proposal 1, “Election of Directors.”

David H. Rinn

Mr. Rinn has served as our Vice President and Chief Financial Officer since March 2013. Mr. Rinn is a seasoned financial and corporate development executive with expertise in technology and internet firms, serving most recently as Senior Vice President, Strategy and Corporate Development of Ancestry.com Inc., a family history resource company, from January 2009 to May 2011 and as Chief Financial Officer from June 2004 to January 2009. Following his employment with Ancestry.com and prior to joining us in March 2013, Mr. Rinn pursued personal interests. Before joining Ancestry.com, Mr. Rinn held a number of leadership roles at Microsoft Corporation, a computer software company, over 11 years, including CFO of the Mobile and Embedded Division, CFO and board member of HomeAdvisor Technologies, Inc. (a majority-owned subsidiary of Microsoft), Senior Director and Controller of Product Group Finance, and Director of Corporate Development. Mr. Rinn began his professional career with Morgan Stanley as an analyst and associate in the Investment Banking Division. Mr. Rinn holds an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.A. cum laude from Vassar College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the principles underlying our executive compensation program and factors relevant to the analysis of the 2013 compensation of our named executive officers. Our named executive officers for 2013 are listed in the Summary Compensation Table on page 40 and include the following individuals:

•	Mr. Wolff, our Chief Executive Officer;

•	Mr. Rinn, our Chief Financial Officer;

•	Mr. Neary, our former Chief Financial Officer;

•	Mr. Salemme, our Executive Vice President and Chief Strategy Officer;

•	Mr. Jaffe, our former Vice President and General Counsel; and

•	Mr. Siino, our former Chief IP Officer.

This compensation discussion and analysis is limited to a discussion of compensation and other benefits earned by the named executive officers for their performance in 2013.

Executive Summary

Our executive compensation program is designed to balance near-term results with our long-term success by encouraging our executives to build value through the achievement of key corporate objectives and strong individual performance. Our executive officers are critical to the evolution of our business and our long-term success. We believe these experienced executives have the knowledge, expertise and discipline necessary to build and maintain a strong platform for our core business and the flexibility to identify and capitalize on new market opportunities. It is essential for us to design and provide a compensation program that allows us to retain them and to attract other highly talented and skilled executives while emphasizing rigorous, performance-oriented compensation.

Key events related to executive compensation in fiscal 2013 are outlined briefly below. Each is described more fully in later sections of this Compensation Discussion and Analysis.

•	We awarded merit-based salary adjustments to our named executive officers in 2013 ranging from 0% to 4.5% based on individual performance.

•	We awarded 2013 performance-based cash incentive awards for our named executive officers ranging from 30% to 50% of target based on individual achievement of 2013 stated objectives.

•	We recruited and hired a skilled and experienced Chief Financial Officer with a unique and diverse financial and corporate development background.

Compensation Philosophy and Objectives

Pendrell believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our company. The primary goals of our executive compensation program in 2013 were (i) to recruit and retain qualified executives who are well suited to lead us as the business evolves and who are able to contribute to our long-term success, (ii) to motivate performance consistent with clearly defined corporate and individual performance goals, and (iii) to align our executives’ long-term interests with those of our shareholders. We believe our executive compensation program provides a solid framework for implementing and maintaining a balanced approach to compensation, has been instrumental in helping us accomplish our business objectives, and is strongly aligned with the long-term interests of our shareholders. In more detail, our compensation program is designed to:

•	provide a balance between fixed and variable compensation elements that are established at sufficient levels to discourage excessive risk-taking;

•	attract and retain individuals with the leadership abilities and skills to successfully execute our business strategy and build long-term shareholder value;

•	encourage and reward outstanding initiative, achievement and teamwork and motivate individuals to perform at their highest level;

•	reflect varying degrees of executive responsibility, accountability and impact on our business;

•	provide compensation and incentive packages to our executives that are competitive with our peer companies;

•	emphasize performance-based pay that aligns incentives with our strategic objectives; and

•	provide a meaningful ownership stake to appropriately align executive interests with shareholder interests.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for the oversight of our executive compensation program. Each director who served on the Compensation Committee in 2013 was, and each current member of the Compensation Committee is, a non-employee director within the meaning of SEC Rule 16b-3, an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director under Nasdaq stock exchange listing rules. The Compensation Committee’s purpose is to discharge the Board’s responsibilities relating to executive compensation and to administer policies that govern our compensation and benefit programs in a manner that supports our business strategy. The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs, including:

•	periodically reviewing and establishing the agreements with, and compensation of, our executive officers;

•	establishing and periodically reviewing the operation and administration of our executive compensation programs;

•	carrying out duties assigned to the Compensation Committee under any equity compensation plan or other incentive compensation plan, including granting equity awards to our executive officers; and

•	performing other duties as assigned by the Board of Directors.

The Compensation Committee may delegate authority to subcommittees, retain or terminate compensation consultants and obtain advice and assistance from internal or external legal, accounting or other advisers. The Compensation Committee may also consider recommendations of the Chief Executive Officer, but has final authority to set compensation amounts or awards for our named executive officers and is bound by neither the recommendations of the Chief Executive Officer nor those of any independent compensation consultant.

Say on Pay Feedback from Shareholders

Shareholders holding more than 96% of the votes cast at our 2013 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considered the results of the most recent advisory vote of the shareholders and, based in part on the significant level of shareholder support, made no changes to our executive compensation policies or decisions as a result of the vote. We will hold an advisory vote on executive compensation each year at our annual meeting of shareholders.

Role of Compensation Committee Consultants in Compensation Decisions

The Compensation Committee periodically engages independent compensation consultants to provide assistance and advice as it discharges its responsibilities under its written charter. The duties of compensation consultants engaged by the Compensation Committee may include periodically reviewing our compensation programs to confirm that they are consistent with our executive compensation philosophy and objectives established by the Compensation Committee. Compensation consultants may also advise the Compensation Committee on emerging trends and issues related to the compensation of executive officers and provide recommendations on the appropriate composition of peer group and market data sources to be used by the Compensation Committee as reference points for executive compensation decisions. In 2013, the Compensation Committee retained Barney & Barney as its independent third party consultant to provide peer data in connection with the establishment of the compensation of our Chief Executive Officer. In 2013, the Compensation Committee reviewed and assessed the independence of Barney & Barney in accordance with the factors set forth in the SEC and Nasdaq rules regarding compensation committee advisor independence and determined that Barney & Barney is independent, and that no conflict of interest exists as a result of the retention of Barney & Barney as an independent compensation consultant in 2013.

Role of Management in Compensation Decisions

Our Chief Executive Officer periodically assesses the performance of our executive officers (other than himself) and makes recommendations to the Compensation Committee regarding the compensation of such executive officers. In 2013, Mr. Wolff assessed each executive officer’s contributions toward the achievement of our business and strategic objectives during the preceding year, as well as the executive officer’s effectiveness in overseeing the function for which the executive officer is responsible. He then made recommendations to the Compensation Committee regarding base salaries, bonus targets and actual payments, performance goals and equity compensation awards for executive officers other than the Chief Executive Officer. He was not present for any of the executive sessions or for any discussion regarding his own compensation.

Peer Companies and Benchmarking

Our human resources staff periodically obtains executive compensation data from outside compensation consultants and/or salary surveys and considers this data when making recommendations to the Compensation Committee regarding employment offers to and compensation packages for our executive officers.

The primary foundation for the establishment of the annual base salary of Mr. Wolff in 2013 was compensation data for the chief executive officers of a peer group of 11 companies in the technology and intellectual property industries (the “Compensation Peer Group”). The Compensation Peer Group was originally developed in 2011 by Barney & Barney, an independent compensation consultant retained by the Compensation Committee, based on data compiled from Equilar, a leading provider of executive compensation data. In 2013, Barney & Barney provided updated CEO compensation data based on the Compensation Peer Group that the Compensation Committee considered in establishing the 2013 compensation of Mr. Wolff. The companies in the Compensation Peer Group are:

Acacia Research Corporation	Dolby Laboratories, Inc.
DTS, Inc.	Immersion Corporation
InterDigital, Inc.	Rambus Inc.
Rovi Corporation	RPX Corporation
Tessera Technologies, Inc.	TiVO Inc.
VirnetX Holding Corporation

In determining the annual base salaries in 2013 for our named executive officers other than the Chief Executive Officer, the Compensation Committee considered data from the Radford Global Technology Survey for technology companies with revenues that are comparable to those we are targeting in the near future (the “Radford Survey”). The Radford Survey was developed by Radford, an Aon Hewitt company that is a leading provider of executive compensation consulting and benchmarking services for technology companies.

In determining the long-term equity compensation of our named executive officers, including our Chief Executive Officer, the Compensation Committee considered data compiled from the Radford Survey and the Compensation Peer Group.

Our ability to achieve success is largely dependent on the experience, talent, skills and performance of our staff. In order to retain the best talent, and to reward superior performance, our Compensation Committee does not rigidly apply competitive compensation data. Instead, the Compensation Committee generally benchmarks median cash compensation for our named executive officers between the 50th and 75th percentiles of the cash compensation paid to executives at peer companies. Actual cash compensation paid to any particular executive may be above or below the targeted range due to a number of factors, including but not limited to company and individual performance, differences in responsibilities between executives at peer companies, executives’ prior experience and experience and tenure with the company, executives’ performance, and contributions relative to other executives at the company. The Compensation Committee also benchmarks median equity compensation for executives against the 50th percentile of the equity compensation paid to executives at peer companies. As with cash compensation, the value of equity compensation grants to particular executives may be above or below the targeted range due to the factors listed above, as well as perceived limitations in the compensation survey data as it relates to equity compensation, executives’ potential future contributions to us, executives’ expected tenure, and the retention value, or holding power, of existing equity compensation grants.

Elements of Compensation

Our 2013 executive compensation program consisted of the following primary elements: base salary, short-term performance-based cash incentive compensation, and with respect to our Chief Financial Officer, long-term equity incentive compensation awards. Each element is designed to achieve one or more of our performance, retention, and alignment goals as described below. The Compensation Committee determined that the long-term equity incentive compensation awards granted in August 2012 to those executive officers who joined us prior to 2013 were sufficient for purposes of the goals described below, and at the time such awards were granted in August 2012, the Compensation Committee determined that it did not expect to grant additional equity awards to our then-serving executive officers for at least 12 months.

Compensation Element	Designed to Reward	Relationship to Compensation Philosophy
Annual Base Salary	Executive officer’s experience, responsibilities, and contributions to the Company	Attract and retain talented executives through competitive pay programs that ensure a fixed level of annual cash compensation for our executives

Short-term Performance-based Cash Incentives	Achievement of corporate and individual performance goals	Motivate executives to achieve and exceed annual business and individual objectives that we believe are important to our long-term success

Long-term Equity Incentives (options and stock awards)	Increased shareholder value through the achievement of long-term strategic goals such as revenue growth, return on invested capital and stock price appreciation	Align executive and shareholder interests to optimize shareholder return; motivate executives to achieve and exceed business objectives

The Compensation Committee gives no single compensation factor any specific weight, but each executive’s compensation, including the mix of cash compensation, equity awards and compensation that is performance-based, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and shareholder interests.

Pendrell does not have established programs under which executive perquisites are offered. Pendrell does not offer guaranteed payouts under its performance-based cash incentive compensation program or executive retirement plans that are not provided to the general employee population.

2013 Executive Compensation

General Considerations

In reviewing named executive officers’ performance and determining cash and equity compensation awards in 2013, the Compensation Committee focused on each named executive officer’s individual responsibilities and performance, as well as our overall performance. It also recognized that 2013 was a year of evolution of our business as we refined our business strategy and made decisions intended to be in the long-term interests of our company and shareholders, and to position our company for future growth. The Compensation Committee exercised its discretion in assessing the performance of our named executive officers and did not apply specific formulae to determine the relative mix of compensation elements. In evaluating the performance of our named executive officers in 2013, the Compensation Committee considered each executive’s fulfillment of his responsibilities, demonstrated leadership, management experience and effectiveness, in addition to our company’s performance. The recommendations of our Chief Executive Officer were also considered by the Compensation Committee in the evaluation of the performance of our named executive officers other than the Chief Executive Officer.

The Compensation Committee established 2013 performance milestones that included both financial and strategic goals, which it believed appropriate to create shareholder value and to position our company to capitalize on opportunities that will provide a strong foundation for future growth.

The following describes the primary components of our executive compensation program for each of our named executive officers during 2013.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered, to meet our objective of attracting and retaining the executive talent needed to run our business, and to mitigate the risks associated with variable cash incentive and equity incentive compensation. Base salaries for named executive officers are determined based on position, responsibility, experience, overall company budgets and competitive market data. The Compensation Committee periodically reviews base salaries and makes adjustments from time to time to recognize various levels of responsibility, individual performance, market conditions and internal equity issues. Base salary adjustments for named executive officers are at the discretion of the Compensation Committee.

The annualized base salaries of our current named executive officers at the end of 2013 and for 2014 are set forth below. Actual base salaries earned for our named executive officers in 2013 are reflected in the “Summary Compensation Table” beginning on page 40.

Named Executive Officer and Principal Position	2013 Annual Base Salary (as of 12/31/13)	2014 Annual Base Salary (Current Salary)
Benjamin G. Wolff, President and Chief Executive Officer	$772,500	$795,675
David H. Rinn, Chief Financial Officer(1)	$350,000	$360,500
Thomas J. Neary, Former Chief Financial Officer	(2)	(2)
Robert S. Jaffe, Former Vice President, General Counsel and Corporate Secretary	$350,000	(3)
R. Gerard Salemme, Executive Vice President and Chief Strategy Officer	$412,000	$424,360
Joseph K. Siino, Former Chief IP Officer	$418,000	(4)

(1)	Mr. Rinn joined Pendrell on March 11, 2013.
(2)	Mr. Neary resigned from his position as Vice President and Chief Financial Officer of the Company effective March 8, 2013. As of March 8, 2013, Mr. Neary was paid an annual base salary of $250,000. Pursuant to a Severance and Release Agreement between Mr. Neary and the Company, Mr. Neary provided services to the Company as a non-executive employee at this salary through May 31, 2013, and at a rate equal to $10,417 per month through his employment termination date of August 31, 2013.
(3)	Mr. Jaffe resigned from his position as Vice President, General Counsel and Corporate Secretary of the Company effective April 18, 2014. As of April 18, 2014, Mr. Jaffe was paid an annual base salary of $350,000.
(4)	Mr. Siino resigned from his position as Chief IP Officer effective January 31, 2014. As of January 31, 2014, Mr. Siino was paid an annual base salary of $418,000.

Chief Executive Officer. In February 2013, the Compensation Committee approved an increase of 3% to Mr. Wolff’s annual base salary in recognition of his individual performance over the preceding twelve months, and after considering base salary market levels and the scope of his role and responsibilities. The 2013 salary of Mr. Wolff was established above the 75th percentile of the annual base salaries paid to chief executive officers in the Compensation Peer Group. The Compensation Committee determined that the base salary of Mr. Wolff appropriately reflects his unique skills, extensive management and leadership experience, and his role and responsibilities as our Chief Executive Officer.

Named Executive Officers Other than the Chief Executive Officer. In 2013, the Compensation Committee considered data from the Radford Survey in determining the annual base salaries of Messrs. Rinn, Salemme and Siino. The annual base salary of Mr. Rinn was negotiated in connection with his hiring by the Company in March 2013 and was established at the 75th percentile of the annual base salaries paid to chief financial officers as reflected in the Radford Survey. The Compensation Committee believed that Mr. Rinn brought a unique set of highly valuable skills and experiences that will be beneficial to us as we focus on building a strong foundation for our future growth and success, and determined that this salary appropriately reflected Mr. Rinn’s experience and the responsibilities that he would assume upon joining Pendrell. Effective February 1, 2013, the Compensation Committee increased the annual base salaries of Messrs. Siino and Salemme by 4.5% and 3%, respectively. In determining the amount of these salary increases, the Compensation Committee considered individual performance, base salary market levels and scope of responsibility. The annual base salary of Mr. Salemme was established above the 75th percentile, and the annual base salary of Mr. Siino was established between the 25th and 50th percentiles, of the annual base salaries paid to similarly situated executives as reflected in the Radford Survey. The annual base salary of Mr. Neary was not adjusted at that time because the Compensation Committee determined that Mr. Neary’s salary appropriately reflected his role and responsibilities, and the annual base salary of Mr. Jaffe was not adjusted in 2013 because he had recently joined us.

In February 2014, the annual base salaries of each of Messrs. Wolff, Rinn and Salemme were increased by 3% as part of a company-wide merit review. The annual base salary of Mr. Jaffe was not adjusted at that time because the Compensation Committee determined that Mr. Jaffe’s salary appropriately reflected his role and responsibilities.

Performance-based Cash Incentive Compensation

In determining the annual discretionary performance-based cash incentive compensation for our named executive officers, the Compensation Committee is generally guided by an assessment of company and individual performance. The Compensation Committee holds executives to what it believes are very high standards when awarding cash bonuses and has determined that target payouts will be made only when executive officers consistently meet those very high standards

In March 2013, the Compensation Committee approved our 2013 cash bonus plan (the “2013 Bonus Plan”) for employees and executive officers. The 2013 Bonus Plan provided the Compensation Committee broad discretion to award bonuses to participants within a specified range based on the achievement of financial objectives, strategic objectives and individual performance. Each of these objectives was designed to be difficult to achieve but attainable. The Compensation Committee planned for payouts under the 2013 Bonus Plan at 100% to 125% for achievement above target, 76% to 100% for achievement at target, and 0% to 75% for achievement below target, with possible increased payouts under the 2013 Bonus Plan by up to 25% to recognize exceptional performance. The Committee reserved the authority and discretion to modify the performance goals and criteria under the 2013 Bonus Plan and to grant bonuses to participants even if the performance goals were not met.

In February 2014, the Compensation Committee assessed company and individual performance and, in consultation with the Board, determined that the company’s overall performance was below target for purposes of the 2013 Bonus Plan and that no portion of the bonus payout based on company achievement of objectives was warranted. However, the Compensation Committee recognized that management’s conscious decision to forego the achievement of certain short-term company objectives may have advanced the company’s long-term objectives. For example, the company could have entered into licensing arrangements on terms that were not representative of the value of our intellectual property assets, but management determined that doing so would not be in the best interests of the company or its shareholders. As such, the Compensation Committee determined that our executive officers each contributed to the advancement of our objectives in 2013. In assessing individual performance, the Compensation Committee considered each executive’s fulfillment of his responsibilities within his specific function, his contributions in support of company objectives, demonstrated leadership, management experience and effectiveness. The Compensation Committee determined that bonus payouts based on individual performance would range from 30% to 50% of target for the named executive officers who were employed by us on February 28, 2014, the date 2013 Bonus Plan payments were made.

The Compensation Committee approved bonus payouts at 30% of target for each of Messrs. Wolff, Salemme and Jaffe, and at 50% of target for Mr. Rinn, based on individual performance against established objectives under the 2013 Bonus Plan. The variances in the bonus payments resulted from the Compensation Committee’s subjective determinations regarding individual performance in 2013. In awarding Mr. Rinn a bonus equal to 50% of target, the Compensation Committee recognized Mr. Rinn’s exemplary performance during a transitional year as he assumed the role of Chief Financial Officer.

The performance-based cash incentive compensation awarded to our named executive officers for 2013 was as follows:

Named Executive Officer	2013 Annualized Target Bonus ($)	2013 Annualized Target Bonus as a Percentage of Annual Base Salary(1)	2013 Actual Bonus ($)
Mr. Wolff	$772,500	100%	$231,750
Mr. Rinn	$175,000	50%	$70,959	(2)
Mr. Neary(3)	—	—	—
Mr. Salemme	$412,000	100%	$123,600
Mr. Siino(4)	$313,500	75%	—
Mr. Jaffe	$175,000	50%	$52,500

(1)	Reflects target annual cash incentive compensation for 2014 as set forth in the employment letter agreement between the Company and each executive officer, except for Mr. Siino. Mr. Siino’s employment letter agreement established Mr. Siino’s target annual cash incentive compensation at $300,000. In April 2013, the Compensation Committee revised Mr. Siino’s target annual cash incentive compensation to 75% of his annual base salary beginning in 2013.
(2)	Reflects prorated bonus earned by Mr. Rinn for a partial year of service between March 11, 2013 and December 31, 2013.
(3)	Due to Mr. Neary’s resignation from the position of Vice President and Chief Financial Officer effective March 8, 2013, he was not be eligible to earn a cash incentive payment under the 2013 Bonus Plan.
(4)	Due to Mr. Siino’s resignation from the position of Chief IP Officer effective January 31, 2014, prior to the date payments were made under the 2013 Bonus Plan, he was not eligible to receive a cash incentive payment under the 2013 Bonus Plan.

Long-Term Equity Incentive Compensation

Our long-term incentive program is designed to attract a highly skilled and talented executive team, encourage long-term retention of executive officers and enable us to recognize efforts put forth by executives who contribute to stock price appreciation. We believe the periodic vesting of long-term incentive compensation, which is contingent upon continued employment or the achievement of specific performance criteria, directly aligns executive officer interests with our shareholders’ interests by rewarding creation and preservation of long-term shareholder value.

In 2013, the Compensation Committee did not award long-term incentive compensation to executive officers who joined us prior to 2013. All equity awards granted in 2013 were made in connection with the hiring of new employees or the promotion of existing employees. In August 2012, the Compensation Committee approved broad-based equity awards for our then-serving employees and executive officers with the expectation that additional broad-based equity awards would not be granted for at least 12 months. It also determined that the retentive value, the opportunity to benefit from future equity appreciation and the vested versus unvested equity holdings of each named executive officer who joined us prior to 2013 were sufficient throughout 2013 to motivate these executives to focus on long-term company performance.

Mr. Rinn. Mr. Rinn’s employment offer letter provided for grants of time-based nonqualified stock options, time-based restricted stock units (“RSUs”), and RSUs having both time-based and performance-based vesting requirements (in other words, specific performance goals must be achieved and Mr. Rinn must satisfy applicable continued employment requirements in order for vesting to occur). These equity awards were negotiated with Mr. Rinn in connection with the commencement of his employment in March 2013 and were designed specifically to induce him to accept employment with the Company. The vesting of all equity awards is subject to the continued employment of Mr. Rinn through each award’s applicable vesting dates. Below is a description of each type of award.

Nonqualified Stock Options. A stock option is the right of a recipient to purchase a specified number of shares of our Class A common stock at a price designated on the date of grant. Stock options have value only to the extent the price of our stock on the date of exercise exceeds the stock price on the grant date. The Compensation Committee believes that stock options motivate our executive officers to improve and maintain Company performance, which in turn may drive stock price appreciation and increase the value of any unexercised stock options.

Time-Based Restricted Stock Unit Awards. A restricted stock unit award (an “RSU”) is a grant valued in terms of Class A common stock, but shares of stock are not issued at the time the RSU is granted. After an RSU grant recipient satisfies applicable vesting requirements, shares of Class A common stock are issued to the award recipient. The Compensation Committee believes that RSUs directly link executive officer interests with those of our shareholders because the value of these awards is tied to the market value of our common stock.

Performance-Based Restricted Stock Unit Awards. The Compensation Committee believes that the achievement of key corporate goals should directly and materially impact the total compensation opportunity for our named executive officers in order to closely align their interests with those of our shareholders Therefore, the Compensation Committee granted a significant portion of Mr. Rinn’s 2013 equity awards in the form of performance-based RSUs that vest only upon achievement of what we believe are ambitious stock price goals, together with continued service to the Company. The Compensation Committee believes these stock price goals are aggressive but do not encourage risk-taking or require performance outside of what the Compensation Committee believes is reasonable for the Company.

The equity awards granted to Mr. Rinn and the vesting criteria applicable to each award are as follows:

Type of Award	Number of Shares	Vesting

Nonqualified Stock Options (time-based)	600,000	25% of the options will vest on each of the first, second, third and fourth anniversaries of the grant date.

RSUs (time-based)	200,000	25% of the RSUs will vest on each of the first, second, third and fourth anniversaries of the grant date.

RSUs (performance-based)	150,000	25% of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $3.00 per share (the “Initial Price Trigger”), and (ii) an anniversary of the grant date has occurred (the “Anniversary Date”). An additional 25% of the RSUs will vest when both the Initial Price Trigger and a subsequent Anniversary Date have occurred, such that all RSUs will be vested after both the Initial Price Trigger and the fourth Anniversary Date have occurred. If the Initial Price Trigger is not achieved by the fifth Anniversary Date, then none of the RSUs will vest.

Type of Award	Number of Shares	Vesting

RSUs (performance-based)	150,000	25% of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $6.00 per share (the “Secondary Price Trigger”), and (ii) an anniversary date of the grant date has occurred (the “Anniversary Date”). An additional 25% will vest when both the Secondary Price Trigger and a subsequent Anniversary Date have occurred, such that all RSUs will be vested after both the Secondary Price Trigger and the fourth Anniversary Date have occurred. If the Secondary Price Trigger is not achieved by the fifth Anniversary Date, then none of the RSUs will vest.

The Compensation Committee determined that the mix of time- and performance-based equity awards was appropriate to recruit and retain Mr. Rinn and to align his interests with the interests of our shareholders.

The long-term equity incentive compensation awarded to Mr. Rinn upon the commencement of his employment was established above the 75th percentile of the long-term equity incentive compensation awarded to chief financial officers in the Radford Survey to reflect Mr. Rinn’s skills, experience and diverse background in both finance and corporate development. The Compensation Committee also considered the retentive value, the opportunity to benefit from future equity appreciation, the mix of time-based and performance-based equity awards, and the equity award guidelines established for executives having similar roles and responsibilities.

The equity awards granted to our named executive officers provide for both long-term vesting requirements and performance-based vesting conditions. Therefore, the grant date fair value of the equity awards is not necessarily reflective of actual compensation realized by the executives in a specific year or even the ultimate value of the awards. Accordingly, our Summary Compensation Table on page 40 should be read in conjunction with our Options Exercised and Stock Vested Table on page 44, which includes more information on compensation actually realized by our named executive officers in 2013.

Compensation Mix

For 2013, the mix of the total compensation elements for each of our named executive officers was as follows:

Percent of Total 2013 Compensation

Named Executive Officer	Base Salary and Other Compensation	Annual Cash Incentive Compensation	Equity and Long-Term Incentive Awards
Mr. Wolff	77%	23%	0%
Mr. Rinn	20%	5%	75%
Mr. Neary	100%	0%	0%
Mr. Salemme	77%	23%	0%
Mr. Siino	100%	0%	0%
Mr. Jaffe	87%	13%	0%

The equity incentive awards granted prior to 2013 to our named executive officers who joined us prior to 2013 were deemed sufficient during 2013 to align the interests of such executives with those of our shareholders. The allocation of a significant portion of the 2013 total compensation of Mr. Rinn, who joined us in March 2013, in the form of equity incentive awards reflects our philosophy that a substantial portion of total compensation should be delivered in the form of contingent compensation to align the interests of our named executive officers with those of our shareholders.

Other Compensation

Employment, Severance and Change in Control Arrangements

Each named executive officer is employed on an “at will” basis, which means that his employment may be terminated at any time, at the election of either the executive officer or Pendrell, for any reason or no reason, with or without any advance notice. We issued employment letters to each of our named executive officers when he was hired that contain general employment terms. The employment letters for Mr. Wolff and Mr. Salemme were amended and restated in July 2011. The employment letters for Messrs. Wolff and Salemme, and the employment letter for Mr. Jaffe, describe certain benefits payable in connection with a termination of employment under certain circumstances, such as termination without “cause.” The terms of these arrangements are described in further detail in the section below captioned “2013 Potential Payments upon Termination or Change in Control” beginning on page 45. These severance benefits are intended to ensure that key executives are focused on our goals and objectives, as well as the interests of our shareholders, by removing uncertainties related to unexpected termination of employment. The named executive officers are also subject to certain confidentiality, noncompetition and non-solicitation obligations as set forth in our standard form of employee intellectual property agreement.

In addition, all equity awards granted to our named executive officers and non-executive employees under our 2000 Stock Incentive Plan, as amended and restated, provide for 100% vesting acceleration in the event we are subject to a change in control and the equity obligation is not assumed, continued or substituted by the acquiring company. Under the Pendrell Corporation 2012 Equity Incentive Plan (the “2012 Plan”), the vesting of an equity award may accelerate upon a change of control if such acceleration is contemplated by the agreement evidencing an award, but in the absence of such provision, no such acceleration will occur. The vesting of an equity award granted pursuant to the 2012 Plan may also be accelerated in the event of certain corporate transactions, including certain sales or dispositions of assets or securities, mergers, consolidations or similar transactions unless otherwise provided in the agreement evidencing an equity award or any other written agreement between us and the holder of such equity award, or unless otherwise expressly provided by the plan administrator of the 2012 Plan at the time an equity award is granted.

Mr. Neary. Effective March 8, 2013 (the “Resignation Date”), Mr. Neary resigned from his position as Chief Financial Officer. Pursuant to a Severance and Release Agreement between the Company and Mr. Neary (the “Neary Agreement”), which was approved by the Compensation Committee, Mr. Neary agreed to continue his employment through August 31, 2013 (the “Termination Date”) on a part-time basis by consulting on matters relating to his past duties for the Company in exchange for $10,417 per semi-monthly pay cycle through May 31, 2013 and $5,208 per semi-monthly pay cycle through the Termination Date. With the exception of the performance-based equity awards granted to Mr. Neary on July 21, 2011 and August 24, 2012 (the “Performance Awards”), Mr. Neary continued to vest in his outstanding time-based equity awards between the Resignation Date and the Termination Date. The Performance Awards remained outstanding through May 31, 2013, but did not vest and were therefore canceled as of that date. As part of the Neary Agreement, Mr. Neary provided us with a waiver and release of all claims and agreed to adhere to all post-employment obligations under our standard form of employee intellectual property agreement.

Benefits

We believe benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in the same benefit programs offered to other employees. These programs include medical, dental, vision, group life, accidental death and dismemberment, and disability insurance; an elective health care savings account; a transportation subsidy or paid parking, as applicable; paid time off; and holiday pay. The same contribution amounts, percentages and plan design provisions are generally applicable to all employees.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute a portion of their cash compensation (including base salary and overtime pay) on a before-tax basis, up to the limit prescribed each year by the Internal Revenue Service. We match 100% of the first 3% of pay and 50% of the next 2% of pay that is contributed to the 401(k) savings plan. All employee contributions, as well as matching contributions made by Pendrell, to the 401(k) savings plan are fully vested upon contribution. Our executive officers participate in the benefit programs described above on the same basis as our other employees.

We have no defined benefit pension plans or supplemental retirement plans for executives.

Perquisites and Personal Benefits

We may offer other benefits to our employees and executive officers from time to time, including relocation assistance, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

In April 2013, the Compensation Committee adopted a Pre-Approval Policy for Nominal Payments pursuant to which the Compensation Committee delegated authority to each of the Chief Executive Officer and the Chairman of the Compensation Committee to approve certain nominal payments to our executive officers from time to time. Our Chief Executive Officer is authorized to approve nominal payments to our executive officers (not including the CEO) up to an aggregate amount of $10,000 per year, per executive officer. The Chairman of the Compensation Committee is authorized to approve nominal payments to our executive officers up to an aggregate amount of $25,000 per year, per executive officer (when aggregated with any nominal payments approved by the CEO). These payments may include, without limitation, relocation assistance, transportation benefits, length of service awards, achievement awards and certain other payments.

There were no perquisites provided to any named executive officer in 2013.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code (the “Code”) provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code (“Section 409A”) also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Code. The employment letters with Messrs. Wolff and Salemme allow us to accelerate severance payments to the extent necessary to comply with Section 409A and Mr. Wolff’s employment letter provides for a gross up for all taxes or other payments that may be due pursuant to Section 409A.

Other Policies and Considerations

Assessment of Risk in our Compensation Program

The Compensation Committee has reviewed the various design elements of our compensation program and believes that the annual and long-term equity incentive compensation programs for our executive officers appropriately focus these individuals on our current and future business needs without encouraging undue risk-taking. The Compensation Committee periodically assesses our compensation program to monitor and mitigate risk. This ongoing assessment includes consideration of the primary design features of the compensation plans, monitoring compliance with our code of ethics, structuring executives’ pay to include both fixed and variable compensation, and retaining broad discretion over the award of annual performance-based cash incentive compensation. We believe that our compensation policies and practices for all employees, including named executive officers, do not create risks that are reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

We currently do not require our executive officers to own a particular amount of our stock. The Compensation Committee is satisfied that stock and other equity holdings of our executive officers are sufficient at this time to provide appropriate motivation and to align the long-term interests of our executives with those of our shareholders. However, we may in the future require our executive officers to own a particular amount of our stock.

Policies Regarding Granting of Equity Awards

We do not have any program, plan or obligation that requires the granting of stock options or other equity awards to any executive officer on specified dates, or that requires the named executive officers to hold stock options, restricted stock or RSUs beyond their vesting dates. All stock options are granted with exercise prices that are equal to the last sale price of our Class A common stock as reported on the Nasdaq Stock Market on the respective date of grant. We do not have either a policy or practice in place to grant equity awards that are timed to precede or follow the release or withholding of material nonpublic information. The Compensation Committee typically grants equity awards to executive officers at its scheduled meetings or by unanimous written consent. The Compensation Committee may authorize the future grant of an equity award to an executive officer in advance of the commencement of such officer’s employment by us, in which case the Compensation Committee’s approval of the award is subject to and effective on the date of hire or on the 15th day of the month that falls on or follows an executive officer’s employment start date.

Our Board of Directors has authorized our Chief Executive Officer, who is also a member of our Board of Directors, to grant equity awards to certain newly hired employees and consultants, subject to certain limitations, as follows:

•	the awards will be granted on the 15th day of the month following an individual’s employment start date;

•	the individual cannot report directly to the Chief Executive Officer or be subject to the reporting requirements of Section 16 (a) of the Securities Exchange Act of 1934;

•	the total number of shares granted under all awards to an individual during a single period may not exceed certain levels, as approved in advance by the Compensation Committee;

•	the total number of shares granted under all awards by the Chief Executive Officer during a calendar year may not exceed 1,000,000 shares; and

•	each stock option must have an exercise price equal to the closing share price on the date of grant.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally disallows an income tax deduction to publicly traded companies for compensation over $1.0 million paid to the Chief Executive Officer or any of our other four most highly compensated executive officers. Under Section 162(m), we may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under our equity plans will qualify as performance-based compensation and be exempt from the

Section 162(m) deductibility limit provided these stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our shareholders. Given our changing focus, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible by us. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future when appropriate.

Policies on Hedging Economic Risk

No director or officer designated by our Board of Directors as a “reporting person or insider” may engage in any transaction involving our securities or securities of certain companies with whom we transact business (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer), without first obtaining pre-clearance of the transaction from our legal department.

Recovery of Incentive-Based Compensation

We recognize that our compensation program will be subject to the forthcoming amendments to stock exchange listing standards required by Section 954 of the Dodd-Frank Act, which requires that stock exchange listing standards be amended to require issuers to adopt a policy providing for the recovery from any current or former executive officer of any incentive-based compensation (including stock options) awarded during the three-year period prior to an accounting restatement resulting from material noncompliance of the issuer with financial reporting requirements. We intend to adopt such a “clawback” policy which complies with all applicable standards when such rules become available.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2013 with Pendrell’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Pendrell’s proxy statement relating to the 2014 annual meeting of shareholders.

COMPENSATION COMMITTEE

Mr. H. Brian Thompson, (Chair)

Mr. Richard P. Fox

Mr. Stuart M. Sloan

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during 2013, 2012 and 2011, whether or not such amounts were paid in such year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Benjamin G. Wolff	2013	770,625	—	—	—	231,750	11,208	1,013,583
President and Chief Executive Officer	2012 2011	750,000 621,609	— 1,250,000	2,208,500 —	3,640,125 1,320,500	600,000 —	10,388 34,345	7,209,013 3,226,454

David H. Rinn(5)	2013	283,814	—	593,000	499,140	70,959	10,956	1,457,869
Vice President and	2012	—	—	—	—	—	—	—
Chief Financial Officer	2011	—	—	—	—	—	—	—

Thomas J. Neary(6)	2013	150,252	—	—	—	—	5,669	155,921
Former Vice President and Chief Financial Officer	2012	250,000	—	213,250	200,738	82,500	10,388	756,876
	2011	110,953	55,822	—	187,500	—	4,212	358,487

R. Gerard Salemme(7)	2013	411,000	—	—	—	123,600	11,208	545,808
Chief Strategy Officer, Executive Vice President	2012	400,000	—	389,000	314,250	320,000	5,054	1,428,304
	2011	294,680	707,946	482,500	1,637,000	—	34,341	3,156,467

Joseph K. Siino(8)	2013	416,500	—	—	—	—	11,093	427,593
Former Chief IP Officer	2012	400,000	—	914,000	1,338,000	198,000	19,297	2,869,297
	2011	213,846	185,000	—	2,390,000	—	4,224	2,793,070

Robert S. Jaffe(9)	2013	350,000	—	—	—	52,500	10,860	413,360
Former Vice President, General Counsel and Corporate Secretary	2012 2011	185,769 —	— —	284,750 —	323,438 —	74,208 —	5,959 —	874,124 —

(1)	The amounts reported in this column for 2011 represent discretionary cash bonus awards.
(2)	Reflects the aggregate grant date fair value of awards granted in the year shown, computed in accordance with applicable accounting guidance for stock and option awards granted during each year, rather than an amount paid to or realized by an executive officer. These equity grants are described under “Compensation Discussion and Analysis” above and in the “2013 Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2013” tables below.

Values not included in the table: In 2011, the Compensation Committee approved equity awards to the executives listed below with vesting tied to Company performance. On the grant date, achievement of the performance conditions was not deemed probable, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in the table for these awards. Below are the fair values of such awards at the grant date assuming achievement of the highest level of performance condition.

Name	2011 Performance Based Restricted Stock Awards ($)	2011 Performance Based Stock Appreciation Awards ($)
Benjamin G. Wolff	2,641,000	—
Thomas J. Neary	384,000	—
R. Gerard Salemme	1,946,000	—
Joseph K. Siino	—	1,826,000

We have disclosed the assumptions made in the valuation of the restricted stock and option awards under Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The amounts reported do not reflect the compensation actually received by our named executive officers. There can be no assurance that stock options will be exercised (in which case no value will be realized by the individual) or that the value on vesting of exercise will approximate the compensation expense recognized by the Company.

(3)	The amounts reported in this column represent cash incentive compensation that is based on performance in 2012 and 2013. The performance-based cash incentive compensation for 2013 is discussed in further detail under “Compensation Discussion and Analysis” beginning on page 26.
(4)	Amounts reported for 2011, 2012 and 2013 that represent “All Other Compensation” for each of the named executive officers are described in the table below captioned “Detail of ‘All Other Compensation’ in the Summary Compensation Table.”
(5)	Mr. Rinn joined us as our Vice President and Chief Financial Officer in March 2013.
(6)	Mr. Neary joined us as our Vice President and Chief Financial Officer in July 2011. Mr. Neary resigned from the position of Vice President and Chief Financial Officer effective March 8, 2013.
(7)	Mr. Salemme joined us as our Chief Strategy Officer in March 2011.
(8)	Mr. Siino joined us as our Chief IP Officer in June 2011. Mr. Siino resigned from the position of Chief IP Officer effective January 31, 2014.
(9)	Mr. Jaffe joined us as our Vice President, General Counsel and Corporate Secretary in June 2012. Mr. Jaffe resigned from the position of Vice President, General Counsel and Corporate Secretary effective April 18, 2014.

Detail of “All Other Compensation” in the Summary Compensation Table

Name	Year	Company Contribution 401(k) Plan ($)(1)	Term Life Insurance Premium ($)	Taxable Relocation Benefits ($)	Tax Gross-Up Payment Related to Relocation Benefits ($)	Former Subsidiary Board Service ($)(2)	Total ($)
Mr. Wolff	2013	10,200	1,008	—	—	—	11,208
	2012	10,000	388	—	—	—	10,388
	2011	4,083	262	—	—	30,000	34,345

Mr. Rinn	2013	10,200	756	—	—	—	10,956
	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Mr. Neary	2013	5,417	252	—	—	—	5,669
	2012	10,000	388	—	—	—	10,388
	2011	4,083	129	—	—	—	4,212

Mr. Salemme	2013	10,200	1,008	—	—	—	11,208
	2012	4,666	388	—	—	—	5,054
	2011	4,083	258	—	—	30,000	34,341

Mr. Siino	2013	10,085	1,008	—	—	—	11,093
	2012	10,000	388	6,000	2,909	—	19,297
	2011	4,083	141	—	—	—	4,224

Mr. Jaffe	2013	10,200	660	—	—	—	10,860
	2012	5,833	126	—	—	—	5,959
	2011	—	—	—	—	—	—

(1)	Under Pendrell’s 401(k) plan, Pendrell matches 100% of the first 3% and 50% of the next 2% of pay that is contributed to the plan. Matching contributions by Pendrell are immediately vested.
(2)	Represents compensation paid to Messrs. Wolff and Salemme in 2011 for service on the board of directors of DBSD North America, Inc., our former subsidiary.

2013 Grants of Plan-Based Awards

The following table provides information concerning the equity awards and cash incentive compensation earned by each of our named executive officers in 2013.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. Wolff	—	—	—	772,500	965,625	—		—		—	—
Mr. Rinn	03/15/13	02/27/13	—	175,000	218,750			600,000	(4)	1.54	499,140
	03/15/13	02/27/13				200,000	(5)				308,000
	03/15/13	02/27/13				150,000	(6)				174,000
	03/15/15	02/27/13				150,000	(7)				111,000
Mr. Neary(8)	—	—	—	125,000	156,250	—		—		—	—
Mr. Salemme	—	—	—	412,000	515,000	—		—		—	—
Mr. Siino(9)	—	—	—	313,500	391,875	—		—		—	—
Mr. Jaffe(10)	—	—	—	175,000	218,750	—		—		—	—

(1)	There is no threshold payout under the Company’s 2013 performance-based cash incentive compensation plan. The actual amounts paid for 2013 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 40. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 26.
(2)	The exercise price is equal to the closing price of our Class A common stock on the grant date, as reported on Nasdaq.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of the awards granted in 2013, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Pendrell Class A common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.
(4)	The stock options vest in four equal annual installments beginning March 15, 2013.
(5)	The RSUs vest in four equal annual installments beginning March 15, 2013.
(6)	Twenty-five percent of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $3.00 per share (the “Initial Price Trigger”), and (ii) an anniversary of the grant date has occurred (the “Anniversary Date”). An additional 25% of the RSUs will vest when both the Initial Price Trigger and a subsequent Anniversary Date have occurred, such that all RSUs will be vested after both the Initial Price Trigger and the fourth Anniversary Date have occurred. If the Initial Price Trigger is not achieved by the fifth Anniversary Date, then none of the RSUs will vest.
(7)

Twenty-five percent of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $6.00 per share (the “Secondary Price Trigger”), and (ii) an anniversary date of the grant date has occurred (the “Anniversary Date”). An additional 25% will vest when both the Secondary Price Trigger and a subsequent Anniversary Date have occurred, such that all RSUs will be vested after both the Secondary Price Trigger and the fourth Anniversary Date have occurred. If the Secondary Price Trigger is not achieved by the fifth Anniversary Date, then none of the RSUs will vest.
(8)	Mr. Neary resigned from the position of Vice President and Chief Financial Officer of the Company effective March 8, 2013.
(9)	Mr. Siino resigned from the position of Chief IP Officer effective January 31, 2014.
(10)	Mr. Jaffe resigned from the position of Vice President, General Counsel and Corporate Secretary effective April 18, 2014.

Outstanding Equity Awards at December 31, 2013

The following table shows certain information regarding outstanding equity awards at December 31, 2013, for the named executive officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(1)
Mr. Wolff	30,000	(2)	0			4.25	11/14/15	250,000	(15)	502,500	475,000	(16)	954,750
	30,000	(2)	0			5.85	10/01/16	679,688	(6)	1,366,173	453,125	(17)	910,781
	30,000	(2)	0			3.50	10/01/17	112,500	(5)	226,125
	1,500,000	(3)	500,000			1.16	02/15/20
	475,000	(4)	475,000			2.78	07/15/21
	18,750	(5)	56,250			2.64	02/15/22
	1,359,375	(6)	4,078,125			1.21	08/24/22
Mr. Rinn	0	(7)	600,000			1.54	03/15/23	200,000	(7)	402,000	150,000	(20)	301,500
											150,000	(21)	301,500
Mr. Neary(19)	—		—					—		—	—		—
Mr. Salemme	120,000	(2)	0			4.25	11/14/15	125,000	(11)	251,250	350,000	(16)	703,500
	500,000	(8)	0			4.25	11/14/15	75,000	(5)	150,750	31,250	(17)	62,813
	30,000	(2)	0			5.85	10/01/16	46,875	(6)	94,219
	20,000	(2)	0			5.90	10/03/16
	30,000	(2)	0			3.50	10/01/17
	30,000	(2)	0			1.01	10/01/18
	75,000	(9)	25,000			1.61	06/30/20
	22,500	(10)	7,500			1.63	10/01/20
	200,000	(11)	200,000			1.93	03/04/21
	350,000	(4)	350,000			2.78	07/15/21
	12,500	(5)	37,500			2.64	02/15/22
	93,750	(6)	281,250			1.21	08/24/22
Mr. Siino	624,994	(12)	375,006			2.81	06/17/21	75,000	(5)	150,750	162,500	(17)	326,625
	12,500	(5)	37,500			2.64	02/15/22	243,750	(6)	489,938
				500,000	(13)	6.00	06/17/21
				350,000	(13)	10.00	06/17/21
	487,500	(6)	1,462,500			1.21	08/24/22
Mr. Jaffe	75,000	(14)	225,000			1.03	07/15/22	67,000	(18)	134,670	75,000	(16)	150,750
	60,937	(6)	182,813			1.21	08/24/22	30,469	(6)	61,243	20,312	(17)	40,827

(1)	Represents the closing price of a share of our Class A common stock on December 31, 2013 ($2.01) multiplied by the number of shares or units that have not vested.
(2)	Reflects option grants made in connection with services provided as a director prior to joining the Company as an executive officer. The stock options vested in four equal annual installments and were fully vested at December 31, 2013.
(3)	The stock options vest in four equal annual installments beginning January 1, 2011.
(4)	The stock options vest in four equal annual installments beginning June 17, 2012.
(5)	The stock options and restricted stock awards vest in four equal annual installments beginning February 15, 2013.
(6)	The stock options and RSUs vest in four equal annual installments beginning August 24, 2013.
(7)	The stock options and RSUs vest in four equal annual installments beginning March 15, 2014.
(8)	Reflects an option grant made in connection with services provided as a consultant prior to joining the Company as an executive officer.

(9)	Reflects option grants made in connection with services provided as a director prior to joining the Company as an executive officer. The stock options vest in four equal annual installments beginning July 30, 2011.
(10)	Reflects option grants made in connection with services provided as a director prior to joining the Company as an executive officer. The stock options vest in four equal annual installments beginning October 1, 2011.
(11)	The stock options and restricted stock award vests in four equal annual installments beginning March 4, 2012.
(12)	The stock options vest as to 25% of the total grant on June 17, 2012, and 1/48 of the stock options vest each month thereafter.
(13)	Each of the awards of stock appreciation rights granted to Mr. Siino were awarded at a substantially higher base price than our current stock price and will only vest in the event the Company achieves certain net income goals for a period of two consecutive calendar years, and they can be settled only in cash. In order for Mr. Siino to realize any value from the awards upon achievement of the net income goals, the Company’s stock price must exceed the respective base price of each award. If the performance conditions are not met within seven years, or if the Company’s stock price is not in excess of the respective base price at the time such net income goals are achieved, the awards will be forfeited.
(14)	The stock options vest in four equal annual installments beginning July 15, 2013.
(15)	The restricted stock award vests on January 1, 2014.
(16)	The performance-based restricted stock awards will vest as to (a) 50% of the shares on the earlier of (i) when the Company’s trailing 12-month net income reaches $50 million, and (ii) when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $2.00 or higher; and (b) 50% of the shares on the earlier of (i) when the Company’s trailing 12-month net income reaches $100 million, and (ii) when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $3.00 or higher. If any one of, or all of, the performance targets are not met within seven years, the unvested awards will be forfeited.
(17)	The RSUs will vest as to (a) 50% of the shares when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $2.00 or higher; and (b) 50% of the shares when the average closing share price of the Company’s Class A common stock for any 60 consecutive calendar days, as reported on Nasdaq, is $3.00 or higher. If either or both of the performance targets are not met within four years, the unvested RSUs will be forfeited.
(18)	The restricted stock award vests in three substantially equal annual installments beginning on July 15, 2013.
(19)	Mr. Neary resigned from the position of Vice President and Chief Financial Officer of the Company effective March 8, 2013 and continued to provide part-time consulting services to Pendrell through August 31, 2013, the date his employment terminated.
(20)	25% of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $3.00 per share (the “Initial Price Trigger”), and (ii) an anniversary of the grant date has occurred (the “Anniversary Date”). An additional 25% of the RSUs will vest when both the Initial Price Trigger and a subsequent Anniversary Date have occurred, such that all RSUs will be vested after both the Initial Price Trigger and the fourth Anniversary Date have occurred. If the Initial Price Trigger is not achieved by the fifth Anniversary Date, then none of the shares will vest.
(21)	25% of the RSUs will vest when both of the following have occurred: (i) the average closing price of Class A Common Stock, measured over a 20-day trading period, has reached or exceeded $6.00 per share (the “Secondary Price Trigger”), and (ii) an anniversary date of the grant date has occurred (the “Anniversary Date”). An additional 25% will vest when both the Secondary Price Trigger and a subsequent Anniversary Date have occurred, such that all shares will be vested after both the Secondary Price Trigger and the fourth Anniversary Date have occurred. If the Secondary Price Trigger is not achieved by the fifth Anniversary Date, then none of the shares will vest.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Mr. Wolff	—	—	1,442,187	3,250,608
Mr. Rinn	—	—	—	—
Mr. Neary	60,937	47,428	22,656	38,023
Mr. Salemme	—	—	484,375	1,147,594
Mr. Siino	—	—	268,750	624,688
Mr. Jaffe	—	—	138,469	354,967

(1)	Represents the fair market value of the shares acquired upon the exercise of the options on the date of exercise, net of the exercise price associated with acquiring the shares.
(2)	Represents the aggregate number of shares vesting, prior to any withholding of shares to satisfy tax withholding obligations.
(3)	Represents the number of shares vesting multiplied by the fair market value of Pendrell Class A common stock on the vesting date.

Pension Benefits

During 2013, we did not provide pension benefits for any named executive officer.

Non-Qualified Deferred Compensation

During 2013, we did not provide non-qualified deferred compensation benefits for any named executive officer.

2013 Potential Payments Upon Termination or Change in Control

The following table reflects the amount of compensation that would have been payable to each of the named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2013, the last business day of the 2013 fiscal year, (2) the price per share of our Class A common stock was $2.01, which was the closing market price on December 31, 2013, and (3) that all cash payments are made in a lump sum.

	Change in Control	Employment Termination Events (1)
Name	Accelerated Vesting of Equity Awards	Severance Payment(2)	Accelerated Vesting of Equity Awards	Health Insurance Coverage
Mr. Wolff(3)	$1,882,250	$3,090,000	$4,164,031	$28,993
Mr. Neary	$—	$—	$—	$—
Mr. Salemme	$1,023,850	$824,000	$303,131	$—
Mr. Siino	$—	$—	$—	$—
Mr. Jaffe	$—	$350,000	$—	$—

(1)	As described above, Messrs. Wolff, Salemme and Jaffe are entitled to certain severance payments in the event their employment is terminated without Cause or if they resign from the Company for Good Reason (as those terms are defined in their employment letters). Messrs. Wolff, Salemme and Jaffe are also entitled to these payments in the event their employment terminates due to Disability (as defined in their employment letters). Severance payments are conditioned upon an executive officer’s execution of a separation agreement and release of claims in a form acceptable to the Company. Each executive officer is also subject to certain non-competition and non-solicitation obligations for one year following termination of employment, in addition to confidentiality and non-disparagement obligations. Also, it is generally the Company’s practice to pay out accrued but unused paid time off to employees upon termination of employment.
(2)	Mr. Wolff’s severance payment is equal to two times the sum of his annual base salary ($772,500 as of December 31, 2013) and annual target performance bonus; Mr. Salemme’s severance payment is equal to his annual base salary ($412,000 as of December 31, 2013) plus 100% of his annual performance bonus; and Mr. Jaffe’s severance payment is equal to his annual base salary ($350,000 as of December 31, 2013).
(3)	The total amount Mr. Wolff would be entitled to receive in the event of certain termination events (as set forth in the table above and described below), does not include a gross up amount for taxes that may become due under 409A, to which Mr. Wolff is also entitled if he receives a severance payment.

Change in Control

All equity awards granted to our named executive officers and non-executive employees under the 2000 Plan provide for 100% vesting acceleration in the event the Company is subject to a change in control and the equity obligation is not assumed, continued or substituted by the acquiring company. Under the 2012 Plan, the vesting of an equity award may accelerate upon a change of control if such acceleration is contemplated by the agreement evidencing an award, but in the absence of such provision, no such acceleration will occur. The vesting of an equity award granted pursuant to the 2012 Plan may also be accelerated in the event of certain corporate transactions, including certain sales or dispositions of assets or securities, mergers, consolidations or similar transactions unless otherwise provided in the agreement evidencing an equity award or any other written agreement between the Company and the holder of such equity award, or unless otherwise expressly provided by the plan administrator of the 2012 Plan at the time an equity award is granted.

Termination

Messrs. Wolff, Salemme and Jaffe are the only named executive officers who have severance provisions in their employment letters that may be triggered upon termination of employment. The following descriptions are based upon the terms of each such employment letter.

Benjamin G. Wolff. Mr. Wolff’s employment is at-will, and he is subject to termination with or without cause. However, if we terminate Mr. Wolff without Cause, or if he terminates his employment due to Disability or resigns from the Company for Good Reason (as those terms are defined in his employment letter), upon execution of a release of claims, he is entitled to: (i) payment of an amount equal to two times the sum of his base salary then in effect plus 100% of his target bonus (which is currently $795,675); provided that the payments will be accelerated to the extent necessary to comply with Section 409A, plus a full gross up for all taxes and other payments that may be due pursuant to Section 409A; (ii) Company-paid health insurance coverage for up to two (2) years; and (iii) vesting of all options, RSUs and shares of restricted stock in which he would have vested had he remained actively employed through the second anniversary of the date of termination (with the exception of the July 5, 2011 grant of performance based restricted stock, the August 24, 2012 grant of performance-based RSUs, and any other performance-based equity awards that may be granted to Mr. Wolff after August 24, 2012).

R. Gerard Salemme. Mr. Salemme’s employment is at-will, and he is subject to termination with or without cause. However, if we terminate Mr. Salemme without Cause, or if he terminates employment due to Disability or resigns from the Company for Good Reason (as those terms are defined in his employment letter), upon execution of a release of claims, he is entitled to: (i) payment of an amount equal to his base salary then in effect plus 100% of his target bonus (which is currently $424,360); provided that the payments will be accelerated to the extent necessary to comply with Section 409A and (ii) vesting of all options, RSUs and shares of restricted stock in which he would have vested had he remained actively employed through the second anniversary of the date of termination (with the exception of the July 5, 2011 grant of performance based restricted stock, the August 24, 2012 grant of performance-based RSUs, and any other performance-based equity awards that may be granted to Mr. Salemme after August 24, 2012).

Robert S. Jaffe. Mr. Jaffe’s employment terminated effective April 18, 2014, and he received a severance payment equal to his annual base salary of $350,000. Mr. Jaffe’s employment with us was at-will, and he was subject to termination with or without cause. If Mr. Jaffe’s employment was terminated without Cause or due to his Disability, or if he resigned from the Company for Good Reason (as those terms are defined in his employment letter), he was entitled to payment of an amount equal to his base salary then in effect upon his execution of a release of claims.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2013, relating to Pendrell’s equity compensation plans pursuant to which grants of stock options, restricted stock, or other rights to acquire shares may be granted from time to time:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	29,857,329	$1.57	19,340,442
Equity compensation plans not approved by security holders	—	$—	—

Total	29,857,329	$1.57	19,340,442

(1)	Excludes 2,651,250 shares subject to restricted stock awards that remain subject to forfeiture and 1,900,000 stock appreciation rights that are settled in cash and do not count toward the number of shares outstanding under the Company’s equity compensation plans.
(2)	Excludes the impact of 2,651,650 shares subject to restricted stock awards and 3,260,866 shares subject to restricted stock unit awards that have no exercise price.

AUDITORS

The Audit Committee of the Board of Directors has the sole authority and responsibility to appoint the Company’s independent auditor. As of the date of this Proxy Statement, the Audit Committee has not appointed the independent auditor for the fiscal year ending December 31, 2014. Deloitte & Touche LLP was selected by the Audit Committee as the Company’s principal accountant for the fiscal year ended December 31, 2013. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2013 and December 31, 2012 by Deloitte & Touche LLP.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees (1)	$490,650	$557,314
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$490,650	$557,314

(1)	Audit Fees consist of fees and expenses for professional services rendered by Deloitte & Touche LLP in connection with: (i) the audit of our annual financial statements included in the Annual Report on Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2012, and review of the interim financial statements included in the quarterly reports on Form 10-Q; (ii) the audit of our internal controls over financial reporting; and (iii) services that are normally provided in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

The Audit Committee charter permits the Audit Committee to delegate pre-approval authority to subcommittees consisting of one or more individuals, as well as to pre-approve defined categories of services. However, the Audit Committee has not done so, but has instead pre-approved all audit and non-audit services rendered by Deloitte & Touche LLP as part of the scope of the independent auditor engagement or on a case-by-case basis prior to engagement for service. All of the services provided by Deloitte & Touche LLP in 2012 and 2013, as described under Audit Fees above, were pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (United States) (“PCAOB”) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Mr. Richard P. Fox, (Chair)

Mr. Richard P. Emerson

Mr. Lee E. Mikles

Mr. H. Brian Thompson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

All proposed related-party transactions are subject to review and approval by the Audit Committee. In determining whether to approve or ratify a related-party transaction, the Audit Committee will take into account, among other factors deemed appropriate, whether the related-party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. To assist with the identification of potential related-party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers.

Related Party Transactions

Eagle River Satellite Holdings, LLC (“ERSH”), Eagle River Investments, LLC, Eagle River, Inc. and Eagle River Partners, LLC (“ERP”)

ERSH is the Company’s controlling shareholder. ERSH, together with its affiliates Eagle River Investments, LLC, Eagle River, Inc. and ERP (collectively, “Eagle River”) holds an economic interest of approximately 33.2% of the Company’s outstanding common stock and a voting interest of approximately 65.1% in the Company as of December 31, 2013. Mr. McCaw, our Chairman of the Board of Directors, the sole shareholder of Eagle River, Inc., the sole manager and beneficial member of Eagle River Investments, LLC, which is the sole member of ERSH, and the beneficial member of ERP.

Indemnification Agreements

Under indemnification agreements between the Company and each of our executive officers and directors, we are required to indemnify such officers or directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Washington law and the Company’s Bylaws.

Under an indemnification agreement between the Company and Eagle River Investments, LLC, we are required to indemnify, defend, and hold harmless Eagle River Investments, its affiliates, and their respective members, directors, officers, agents, employees and controlling persons against claims, liabilities, losses, damages and fees and expenses incurred resulting from, or in connection with, the fact that such entity or person is or was a shareholder, director, officer, or employee of the Company or any of its subsidiaries, or based on an alleged breach of his or her fiduciary duty as a director or officer of the Company or any of its subsidiaries. The indemnification obligation is subject to certain exceptions, including losses and damages incurred through certain violations of the U.S. securities laws and damages caused by acts that a court determines to be a breach of fiduciary duties, gross negligence, or willful misconduct. We agreed to advance reasonable costs and expenses incurred for defending any claim upon receipt of an undertaking to repay the advanced amounts if it is ultimately determined the indemnitee was not entitled to indemnification under the agreement.

Under an indemnification agreement with Cascade Investment, we are similarly required to indemnify Cascade Investment, its affiliates (including Mente), and their respective members, directors, officers, agents, employees and controlling persons.

We are also a party to an indemnification agreement with CDR-Satco, Clayton, Dubilier & Rice, LLC, (“CD&R”) and The Clayton, Dubilier & Rice Fund VI Limited Partnership which obligates us to indemnify, defend, and hold harmless each of those entities and their respective directors, officers, partners, members, employees, agents and controlling persons under the same general terms as the indemnification agreement with Eagle River Investments, LLC, other than the addition of an obligation to indemnify for any claims arising out of or based upon the provision by CD&R of any consulting services (except to the extent a court finds that any of the indemnitees acted with gross negligence or intentional misconduct).

OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that Pendrell specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

By Order of the Board of Directors

Timothy M. Dozois

Acting Corporate Secretary

May 13, 2014

A COPY OF PENDRELL’S ANNUAL REPORT ON FORM 10-K FOR THE 2013 FISCAL YEAR,

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE

WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

CORPORATE SECRETARY

PENDRELL CORPORATION

2300 CARILLON POINT

KIRKLAND, WASHINGTON 98033

C123456789 IMPORTANT ANNUAL MEETING INFORMATION 04 ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2014. Vote by Internet Go to www.investorvote.com/PCO Or scan the OR code with your smartphone Follow the steps outlined on the secure website MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 1 Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposal 2. 1. To elect the following eight persons as directors to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified. Nominees: 01 - Richard P. Emerson 02 - Nicolas Kauser 03 - Craig O. McCaw * 04 - Lee E. Mikles 05 - R. Gerard Salemme 06 - Stuart M. Sloan 07 - H. Brian Thompson 08 - Benjamin G. Wolff Mark here to vote Mark here to WITHHOLD”For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Approval of an advisory (non-binding) resolution on executive compensation. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. Non-Voting Items Change of Address — Please print new address below. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT MR A sample (THIS area is set up to accommodate 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 969101 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01U40A ( 1234 5678 9012 345) Comments — Please print your comments below.

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Shareholders: The 2013 Annual Report on Form 10-K and Proxy Statement are available at: http://www.RRDEZProxv.com/2014/pendrell IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Proxy - PENDRELL CORPORATION 2300 Carillon Point, Kirkland, Washington 98033 Annual Meeting of Shareholders - June 13, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Pendrell Corporation, a Washington corporation (the “Company”) hereby appoints Benjamin G. Wolff and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held June 13, 2014 (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Continued and to be marked, signed and dated on the reverse side)

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Shareholders: The 2013 Annual Report on Form 10-K and Proxy Statement are available at: http://www.RRDEZProxv.com/2014/pendrell IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Proxy - PENDRELL CORPORATION 2300 Carillon Point, Kirkland, Washington 98033 Annual Meeting of Shareholders - June 13, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Pendrell Corporation, a Washington corporation (the “Company”) hereby appoints Benjamin G. Wolff and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held June 13, 2014 (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Continued and to be marked, signed and dated on the reverse side)

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Shareholders: The 2013 Annual Report on Form 10-K and Proxy Statement are available at: http://www.RRDEZProxv.com/2014/pendrell IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Proxy - PENDRELL CORPORATION 2300 Carillon Point, Kirkland, Washington 98033 Annual Meeting of Shareholders - June 13, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Pendrell Corporation, a Washington corporation (the “Company”) hereby appoints Benjamin G. Wolff and Timothy M. Dozois, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held June 13, 2014 (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Continued and to be marked, signed and dated on the reverse side)